Exhibit 4.1

EXECUTION VERSION

SENIOR NOTES INDENTURE

Dated as of June 30, 2014

Among

AV HOMES, INC.,

THE SUBSIDIARY GUARANTORS LISTED ON THE SIGNATURE PAGES HERETO

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

8.500% SENIOR NOTES DUE 2019

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	12.03
(c)	12.03
313(a)	7.06
(b)(1)	N.A.
(b)(2)	7.06; 7.07
(c)	7.06; 12.02
(d)	7.06
314(a)	4.06; 12.02; 12.05
(b)	N.A.
(c)(1)	12.04
(c)(2)	12.04
(c)(3)	N.A.
(d)	N.A.
(e)	12.05
(f)	N.A.
315(a)	7.01
(b)	7.05; 12.02
(c)	7.01
(d)	7.01
(e)	6.14
316(a)(last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.12; 9.04
317(a)(1)	6.08
(a)(2)	6.12
(b)	2.04
318(a)	12.01
(b)	N.A.
(c)	12.01

N.A. means not applicable.

*	This Cross-Reference Table is not part of the Indenture.

TABLE OF CONTENTS

Exhibit A	Form of Notes
Exhibit B	Form of Institutional Accredited Investor Transferee Letter of Representation
Exhibit C	Form of Supplemental Indenture to Be Delivered by Subsequent Subsidiary Guarantors

INDENTURE, dated as of June 30, 2014, among AV Homes, Inc., a Delaware corporation (the “Company”), the Subsidiary Guarantors listed on the signature pages hereto and Wilmington Trust, National Association, a national banking association, as Trustee.

W I T N E S S E T H

WHEREAS, the Company has duly authorized the creation of and issue of $200,000,000 aggregate principal amount of 8.500% Senior Notes due 2019 (the “Initial Notes”); and

WHEREAS, the Subsidiary Guarantors have duly authorized the execution and delivery of this Indenture.

NOW, THEREFORE, the Company, the Subsidiary Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“Acquired Indebtedness” means Indebtedness of any Person and its Subsidiaries existing at the time such Person became a Restricted Subsidiary (or such Person is merged with or into the Company or a Restricted Subsidiary) or assumed in connection with the acquisition of assets from any such Person, including, without limitation, Indebtedness Incurred in connection with, or in contemplation of (1) such Person being merged with or into the Company or a Restricted Subsidiary or becoming a Restricted Subsidiary (but excluding Indebtedness of such Person which is extinguished, retired or repaid in connection with such Person being merged with or into the Company or a Restricted Subsidiary or becoming a Restricted Subsidiary) or (2) such acquisition of assets from any such Person.

“Additional Interest” means the interest payable as a consequence of the failure to effectuate in a timely manner the exchange offer and/or shelf registration procedures set forth in the Registration Rights Agreement.

“Additional Notes” means additional Notes (other than the Initial Notes and Exchange Notes for such Initial Notes) issued from time to time under this Indenture in accordance with Section 2.01 and Section 4.09, whether or not they bear the same CUSIP number as the Initial Notes.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this Indenture, each executive officer and director of the Company and each Subsidiary of the Company will be an Affiliate of the Company. In addition, for purposes of this Indenture, control of a Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means any Registrar or Paying Agent.

“Applicable Premium” means, with respect to a Note at any redemption date, as calculated by the Company, the greater of (i) 1.00% of the principal amount of such Note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such Note on July 1, 2016 (such redemption price being described in Section 3.07(b) exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such Note through July 1, 2016 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate plus 0.50% per annum, over (B) the principal amount of such Note on such redemption date.

“Asset Sale” means any direct or indirect sale, transfer, lease, issuance, conveyance or other disposition (including, without limitation, by merger, consolidation or sale and leaseback transaction, and whether by operation of law or otherwise) by the Company or any Restricted Subsidiary of any of their respective properties and assets (including, without limitation, the sale or other disposition of Capital Stock of any Subsidiary except for Disqualified Stock to the extent permitted by Section 4.09 and Capital Stock of any Dormant Subsidiary), whether owned on the date of this Indenture or subsequently acquired, in one transaction or a series of related transactions, in which the Company or any Restricted Subsidiary receives cash or other consideration (including, without limitation, the unconditional assumption of Indebtedness of the Company or any Restricted Subsidiary) having an aggregate Fair Market Value of $5.0 million or more as to each such transaction or series of related transactions; provided, however, that none of the following shall constitute an Asset Sale:

(1) a transaction or series of related transactions that is governed by, and made in accordance with, Section 5.01;

(2) sales, leases and sale/leasebacks of raw land, entitled land, lots under development, finished lots or other real property in the ordinary course of business or operation of the Real Estate Business;

(3) sales and partial repurchases of raw land, entitled land, lots under development, finished lots or other real property in the ordinary course of business or operation of the Real Estate Business;

(4) sales, leases, conveyances or other dispositions, including, without limitation, exchanges or swaps, of real estate or other assets and dedication or other donations to governmental authorities, in each case in the ordinary course of business or operation of the Real Estate Business, for development or disposition of the Company’s or any of its Subsidiaries’ projects;

(5) sales, leases and sale/leasebacks or other dispositions of amenities, model homes and other improvements at the Company’s or its Subsidiaries’ projects in the ordinary course of business or operation of the Real Estate Business;

(6) transactions between the Company and any of its Restricted Subsidiaries, or among such Restricted Subsidiaries of the Company;

(7) issuances of Capital Stock by a Restricted Subsidiary to the Company or a Wholly Owned Subsidiary;

(8) any disposition of cash or Cash Equivalents or obsolete or worn out equipment, in each case, in the ordinary course of business or operation of the Real Estate Business;

(9) the sale or other disposition of assets no longer used or useful in the conduct of business of the Company or any of its Restricted Subsidiaries;

(10) the creation of any Permitted Lien and the transfer of real or personal property pursuant to the realization on any Permitted Lien;

(11) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 4.08 (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or any Restricted Subsidiary); and

(12) the surrender or waiver of contractual rights or the settlement, release or surrender of contract, tort or other litigation claims of any kind, in each case in the ordinary course of business.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“beneficial ownership” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, and “beneficial owner” has a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the Board of Directors of the corporation or (other than for purposes of determining Change of Control) any duly authorized committee of the Board of Directors;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Capital Stock” of any Person means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations, or other equivalents of or interests in (however designated and whether voting or non-voting) the equity (which includes, but is not limited to, common stock, preferred stock and partnership and joint venture interests) of such Person (excluding any debt securities that are convertible into, or exchangeable for, such equity).

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligation will be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” mean any (1) securities, certificates and notes with maturities of 364 days or less from the date of acquisition that are within one of the following classifications: (A) securities issued or fully guaranteed or insured by the U.S. government or any agency thereof; (B) mortgage-backed securities issued or fully guaranteed or insured by the Federal Home Loan Mortgage Corporation, Federal

National Mortgage Association or a similar government-sponsored enterprise or mortgage agency; (C) securities issued by States, territories and possessions of the United States and their political subdivisions (municipalities), with ratings of at least “A” or the equivalent thereof by S&P or Moody’s; (D) time deposits, certificates of deposit, bankers’ acceptances, or similar short-term notes issued by a commercial bank domiciled and registered in the United States which has (or the holding company of which has) a commercial paper rating of at least A-l or the equivalent thereof by S&P or P-l or the equivalent thereof by Moody’s or (E) commercial paper of a domestic issuer rated at least A-l or the equivalent thereof by S&P or P-l or the equivalent thereof by Moody’s; and (2) money market mutual funds which invest in securities listed in (A) through (E) above with a weighted average maturity of less than one year.

“Change of Control” means any of the following:

(1) the sale, transfer, lease, conveyance or other disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s assets as an entirety or substantially as an entirety to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) other than to a Permitted Holder;

(2) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company;

(3) any transaction or a series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, any Person other than a Permitted Holder, including a “group” (within the meaning of Section 13(d)(3) of the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) acquiring “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the aggregate voting power of all classes of Common Equity of the Company or any Person other than a Permitted Holder acquiring the power to direct the voting of 50% or more of the aggregate voting power of all classes of Common Equity of the Company;

(4) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company or the merger of any Person with or into a Subsidiary of the Company, unless the holders of a majority of the aggregate voting power of the Common Equity of the Company, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Common Equity of the surviving or transferee Person; or

(5) a majority of the Board of Directors of the Company not being comprised of Continuing Directors.

“Common Equity” of any Person means all Capital Stock of such Person that is generally entitled to (1) vote in the election of directors of such Person, or (2) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

“Company” means the party named as such in the first paragraph of this Indenture or any successor obligor to its obligations under this Indenture and the Notes pursuant to Article 5.

“Consolidated Cash Flow Available for Fixed Charges” of the Company and its Restricted Subsidiaries means for any period, the sum (without duplication) of the amounts for such period of:

(1) Consolidated Net Income, plus

(2) Consolidated Tax Expense, plus

(3) Consolidated Interest Expense, plus

(4) all depreciation, and, without duplication, amortization (including, without limitation, capitalized interest and other charges amortized to cost of home and land sales), plus

(5) all other non-cash items reducing Consolidated Net Income during such period (excluding any non-cash item that results in an accrual of a reserve for a future cash charge or amortization of a prepaid cash expense that was capitalized at the time of payment), minus all other non-cash items increasing Consolidated Net Income during such period (excluding any such items which represent the recognition of deferred revenue, the reversal of any accrual of a reserve for a future cash charge that reduced Consolidated Cash Flow Available for Fixed Charges in any prior period, and any such items for which cash was received in a prior period that did not increase Consolidated Cash Flow Available for Fixed Charges in any prior period) and if Consolidated Tax Expense is a benefit, by the amount of such benefit, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” of the Company means, with respect to any determination date, the ratio of (i) Consolidated Cash Flow Available for Fixed Charges of the Company for the prior four consecutive full fiscal quarters immediately preceding the determination date for which consolidated financial statements prepared in accordance with GAAP are available (the “Four-Quarter Period”), to (ii) the aggregate Consolidated Interest Incurred of the Company for such Four-Quarter Period; provided that:

(1) with respect to any Indebtedness (including Acquired Indebtedness) Incurred during, and remaining outstanding at the end of, such Four-Quarter Period, such Indebtedness will be assumed to have been Incurred as of the first day of such Four-Quarter Period;

(2) with respect to Indebtedness repaid (other than a repayment of revolving credit obligations unless the corresponding commitments have been terminated) during such Four-Quarter Period, such Indebtedness will be assumed to have been repaid on the first day of such Four-Quarter Period;

(3) the results of operations of any Person and any Restricted Subsidiary of such Person that becomes a Restricted Subsidiary of the Company or is acquired or merged with or into the Company or one of the Company’s Restricted Subsidiaries or whose assets are acquired, will be included, on a pro forma basis, in the calculation of the Consolidated Fixed Charge Coverage Ratio as if such transaction had occurred on the first day of such Four-Quarter Period; and

(4) the results of operations of any Person and any Restricted Subsidiary of such Person that is sold, discontinued, or otherwise disposed of or whose assets are sold, discontinued, or otherwise disposed of (including pursuant to any Asset Sale), will be excluded, on a pro forma basis, in the calculation of the Consolidated Fixed Charge Coverage Ratio as if such transaction had occurred on the first day of such Four-Quarter Period.

In calculating Consolidated Interest Incurred for purposes of determining the denominator (but not the numerator) of this Consolidated Fixed Charge Coverage Ratio:

(a) interest on outstanding Indebtedness determined on a fluctuating basis as of the date of determination and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the date of determination;

(b) if interest on any Indebtedness actually Incurred on the date of determination may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate chosen by the Company will be deemed to have been in effect during the Four-Quarter Period; and

(c) notwithstanding clause (a) or (b) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements with a term of at least one year after the date of determination relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

“Consolidated Interest Expense” of the Company for any period means the Interest Expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there will be excluded therefrom such Interest Expense (to the extent otherwise included therein) of Joint Ventures (but only to the extent that any corresponding Indebtedness does not have recourse to, and is not guaranteed by, the Company or any Subsidiary Guarantor) that otherwise is consolidated under GAAP.

“Consolidated Interest Incurred” of the Company for any period means the Interest Incurred of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there will be excluded therefrom such Interest Incurred (to the extent otherwise included therein) of Joint Ventures and Unrestricted Subsidiaries (but (1) only to the extent that any corresponding Indebtedness does not have recourse to, and is not guaranteed by, the Company or any Subsidiary Guarantor and (2) Consolidated Interest Incurred of Joint Ventures and Unrestricted Subsidiaries shall be included to the extent any such interest is paid by the Company or any Subsidiary Guarantor) that otherwise is consolidated under GAAP.

“Consolidated Net Income” attributable to the Company for any period means the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there will be excluded from such net income (to the extent otherwise included therein), without duplication:

(1) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person (including, without limitation, an Unrestricted Subsidiary) other than the Company or any Restricted Subsidiary has an ownership interest, except (a) to the extent that any such income has actually been received by the Company or any Restricted Subsidiary in the form of cash dividends or similar cash distributions during such period, or in any other form but converted to cash during such period or (b) to the extent the Company’s equity in any such loss for such period has been funded with cash from the Company or a Restricted Subsidiary;

(2) except to the extent includable in Consolidated Net Income pursuant to the foregoing clause (1) or the definition of “Consolidated Fixed Charge Coverage Ratio” for purposes of the calculation thereof, the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or any of its Restricted Subsidiaries or (b) the assets of such Person are acquired by the Company or any of its Restricted Subsidiaries;

(3) the net income of any Restricted Subsidiary to the extent that (but only so long as) the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is subject to prior governmental approval or is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary during such period;

(4) for the purposes of calculating the Restricted Payments Basket only (but without duplication of any pro forma effect given), in the case of a successor to the Company by consolidation, merger or transfer of its assets, any earnings of the successor prior to such merger, consolidation or transfer of assets; and

(5) the gains (but not losses) realized during such period by the Company or any of its Restricted Subsidiaries resulting from (a) the acquisition of securities issued by the Company or extinguishment of Indebtedness of the Company or any of its Restricted Subsidiaries, (b) Asset Sales by the Company or any of its Restricted Subsidiaries and (c) other extraordinary items realized by the Company or any of its Restricted Subsidiaries.

Notwithstanding the foregoing, in calculating Consolidated Net Income, the Company will be entitled to take into consideration the tax benefits associated with any loss described in clause (5) of the preceding sentence, but only to the extent such tax benefits are actually recognized by the Company or any of its Restricted Subsidiaries during such period.

“Consolidated Tangible Assets” of the Company as of any date means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date for which consolidated financial statements are available, as determined in accordance with GAAP, less: (1) Intangible Assets and (2) assets securing Non-Recourse Indebtedness up to the amount of such Non-Recourse Indebtedness.

“Consolidated Tangible Net Worth” of the Company as of any date means the stockholders’ equity (including any Preferred Stock that is classified as equity under GAAP, other than Disqualified Stock) of the Company and its Restricted Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding such date for which consolidated financial statements are available, as determined in accordance with GAAP, plus any amount of unvested deferred compensation included, in accordance with GAAP, as an offset to stockholders’ equity, less the amount of Intangible Assets at the end of such fiscal quarter.

“Consolidated Tax Expense” of the Company for any period means the expense for income taxes or other taxes of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Continuing Director” means at any date a member of the Board of Directors of the Company who:

(1) was a member of the Board of Directors of the Company on the Issue Date; or

(2) was nominated for election or elected to the Board of Directors of the Company with the affirmative vote of at least a majority of the directors who were Continuing Directors at the time of such nomination or election.

“Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities or other financing arrangements (including, without limitation, the Senior Credit Facilities and any commercial paper or letter of credit facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other Indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, replacements or refundings thereof and any indentures, credit facilities, letter of credit facilities or commercial paper facilities that replace, refund, refinance or otherwise restructure any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding, refinancing or restructuring facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted by Section 4.09) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, creditor, lender or group of creditors or lenders.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.02 or such other address as to which the Trustee may give notice to the Holders and the Company.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means any event, act or condition that is, or after notice or the passage of time, or both, would be, an Event of Default.

“Definitive Note” means a certificated Initial Note, Additional Note or Exchange Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“Depositary” means, unless otherwise specified by the Company with respect to any Notes issuable or issued in whole or in part in the form of one or more Global Notes, the Person specified in Section 2.03(b) as the Depositary with respect to such series of Notes, or any successor thereto registered as a clearing agency under the Exchange Act or other applicable statute or regulations, appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Directly Related Assets” means, with respect to any particular property, assets directly related thereto or derived therefrom, such as proceeds (including insurance proceeds), products, rents and profits thereof and improvements and accessions thereto.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (2) is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)) or (3) is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided that any Capital Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control occurring prior to the final maturity of the Notes will not constitute Disqualified Stock if the change of control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than Section 4.14 and such Capital Stock specifically provides that the Company will not repurchase or redeem (or be required to repurchase or redeem) any such Capital Stock pursuant to such provisions prior to the Company’s repurchase of Notes pursuant to Section 4.14.

“Disqualified Stock Dividend” of any Person means, for any dividend payable with regard to Disqualified Stock issued by such Person, the amount of such dividend multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the maximum statutory combined federal, state and local income tax rate (expressed as a decimal number between 1 and 0) then applicable to such Person.

“Dormant Subsidiary” means a Subsidiary (1) with no active trade or business, (2) owning assets with a value of $50,000 or less and (3) that is dissolved or merged with another Subsidiary on or before the first anniversary of the Issue Date.

“DTC” means The Depository Trust Company.

“Equity Offering” means a public or private equity offering or sale after the Issue Date by the Company for cash of Capital Stock, other than (1) any offering or sale of Disqualified Stock, (2) public offerings registered on Form S-4 or S-8 and (3) any offering of Capital Stock issued in connection with a transaction that constitutes a Change of Control.

“Event of Default” has the meaning set forth in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means notes issued in a registered exchange offer pursuant to the Registration Rights Agreement.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Existing Indebtedness” means all of the Indebtedness of the Company and its Subsidiaries that is outstanding on the date of this Indenture.

“Existing Notes” means the Company’s 7.50% Senior Convertible Notes due 2016 and 7.50% Senior Exchange Convertible Notes due 2016.

“Fair Market Value,” with respect to any asset or property, means the sale value (after taking into account any liabilities being transferred with such assets or property) that would be obtained in an arm’s length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value of any asset or property with a Fair Market Value of $10.0 million or more shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a board resolution (certified by the Secretary or Assistant Secretary of the Company) delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an Independent Financial Advisor if the Fair Market Value of such asset or property exceeds $25.0 million.

“GAAP” means generally accepted accounting principles set forth in the opinions and interpretations of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and interpretations of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date. At any time after the Issue Date, the Company may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any such election made in accordance with this definition to the Trustee and the Holders of Notes.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement relating to interest rates or foreign exchange rates.

“Holder” means a Person in whose name a Note is registered in the Note Register.

“Incur” (and derivatives thereof) means to, directly or indirectly, create, incur, assume, guarantee, extend the maturity of, or otherwise become liable with respect to any Indebtedness; provided, however, that neither the accrual of interest (whether such interest is payable in cash or kind) nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication,

(1) all indebtedness (including premium, if any) of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2) all obligations (including premium, if any) of such Person evidenced by bonds, debentures, notes or other similar instruments (including a purchase money obligation);

(3) all fixed obligations of such Person in respect of letters of credit or other similar instruments or reimbursement obligations with respect thereto (other than standby letters of credit or similar instruments issued for the benefit of, or surety, performance, completion or payment bonds, earnest money notes or similar purpose undertakings or indemnifications issued by, such Person in the ordinary course of business);

(4) all obligations of such Person with respect to Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time);

(5) all Capitalized Lease Obligations and Attributable Indebtedness of such Person (whether or not such items would appear on the balance sheet of such Person in accordance with GAAP);

(6) all principal component of Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person (the amount of such Indebtedness, if such Indebtedness is not assumed by such Person, being the lesser of the (A) Fair Market Value of all assets subject to a Lien securing the Indebtedness of others at such date and (B) principal component of the Indebtedness secured);

(7) all principal component of Indebtedness of others guaranteed by, or otherwise the liability of, such Person to the extent of such guarantee or liability; provided, however, that Indebtedness of the Company or its Subsidiaries that is guaranteed by the Company or its Subsidiaries shall be counted only once in the calculation of the amount of Indebtedness of the Company and its Subsidiaries on a

consolidated basis (whether or not such items would appear on the balance sheet of such Person in accordance with GAAP);

(8) all Disqualified Stock and, with respect to any Non-Guarantor Subsidiary, Preferred Stock issued by such Person (the amount of Indebtedness represented by any Disqualified Stock or Preferred Stock will equal the greater of the voluntary or involuntary liquidation preference, the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the principal component); and

(9) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (including earn-out obligations), which purchase price is due after the date of placing such property in service or taking delivery and title thereto, to the extent such items would be indebtedness on the balance sheet of such Person in accordance with GAAP;

provided that Indebtedness shall not include (a) earn-out obligations or similar profit sharing arrangements until such obligation or arrangement becomes a liability on a balance sheet of such Person; (b) accrued expenses, trade payables, liabilities related to inventory not owned, customer deposits or deferred income taxes arising in the ordinary course of business; (c) completion guarantees entered into in the ordinary course of business; and (d) other than for purposes of Section 6.01(a)(5), any payment obligation under any warrants or call options in respect of the Company’s Common Equity sold by the Company concurrently with any Permitted Bond Hedge, except to the extent that any such payment obligation, if and when any such payment obligation may arise, is greater than the amount of any concurrent payment or payments received by the Company in connection with the termination, cancellation or early unwind of any Permitted Bond Hedge.

Notwithstanding the foregoing, the amount of any Indebtedness outstanding as of any date shall (1) be the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (2) include any interest (or in the case of Preferred Stock, dividends) thereon that is more than 30 days past due. Except to the extent provided in the preceding sentence, the amount of any Indebtedness that is convertible into or exchangeable for Capital Stock of the Company outstanding as of any date shall be deemed to be equal to the principal and premium, if any, in respect of such Indebtedness, notwithstanding the provisions of GAAP (including Accounting Standards Codification Topic 470-20, Debt—Debt with Conversion and Other Options).

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means (1) an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Company’s Board of Directors, (a) qualified to perform the task for which it has been engaged, and (b) disinterested and independent, in a direct and indirect manner, of the parties to the Affiliate Transaction with respect to which such firm has been engaged, or, (2) in the case of an Affiliate Transaction involving the sale, transfer or other disposition or purchase of real property by the Company or a Restricted Subsidiary, an appraisal firm reasonably satisfactory to the independent financial institution that provided the financing for the initial acquisition of such real property by the Affiliate, the Company or the Restricted Subsidiary.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Intangible Assets” of the Company means all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights and all other items which would be treated as intangibles on the consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with GAAP.

“interest” with respect to the Notes means interest with respect thereto and Additional Interest, if any.

“Interest Expense” of any Person for any period means, without duplication, the aggregate amount of interest expense and capitalized interest and other interest charges amortized to cost of sales of such Person determined in accordance with GAAP.

“Interest Incurred” of any Person for any period means, without duplication, the aggregate amount of interest (excluding interest among the Company and the Restricted Subsidiaries) incurred, whether such interest was expensed or capitalized, paid, accrued, or scheduled to be paid or accrued during such period, including (1) the interest portion of all deferred payment obligations, and (2) all commissions, discounts, and other fees and charges (excluding premiums) owed with respect to bankers’ acceptances and letter of credit financings (including, without limitation, letter of credit fees) and Hedging Obligations, in each case to the extent attributable to such period; provided, however, that Interest Incurred shall not include the amortization of deferred financing costs or expenses. For purposes of this definition, interest on Capital Lease Obligations shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligations in accordance with GAAP.

“Interest Payment Date” means January 1 and July 1 of each year to Stated Maturity of the Notes.

“Investments” of any Person means all (1) direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, (2) guarantees of Indebtedness or other obligations of any other Person by such Person, (3) purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person, (4) other items that would be classified as investments on a balance sheet of such Person determined in accordance with GAAP and (5) the designation of any Subsidiary as an Unrestricted Subsidiary. For all purposes of this Indenture, the amount of any such Investment shall be the Fair Market Value thereof (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value). The making of any payment in accordance with the terms of a guarantee or other contingent obligation permitted under this Indenture shall not be considered an Investment.

“Issue Date” means June 30, 2014, the initial date of issuance of the Notes under this Indenture.

“Joint Venture” means any Person, other than a Subsidiary, in which the Company or a Subsidiary holds any stock, partnership interest, joint venture interest, limited liability company interest or other equity interest.

“Legal Holiday” means Saturday, Sunday or a day on which banking institutions in New York, New York or at a place of payment are authorized or obligated by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment shall be made at that place on the next succeeding day that is not a Legal Holiday.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or other similar encumbrance of any kind upon or in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including, without limitation, any conditional sale or other title retention agreement).

“Material Subsidiary” means any Subsidiary of the Company which accounted for 5.0% or more of the Consolidated Tangible Assets or Consolidated Cash Flow Available for Fixed Charges of the Company on a consolidated basis for the fiscal year ending immediately prior to any Default or Event of Default.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its debt rating business.

“Net Proceeds” means:

(1) cash (in U.S. dollars or freely convertible into U.S. dollars) received by the Company or any Restricted Subsidiary from an Asset Sale net of:

(a) all brokerage commissions, investment banking fees and all other fees and expenses (including, without limitation, fees and expenses of counsel, financial advisors, accountants and investment bankers) related to such Asset Sale;

(b) provisions for all income and other taxes measured by or resulting from such Asset Sale of the Company or any of its Restricted Subsidiaries;

(c) payments made to retire Indebtedness that was Incurred in accordance with this Indenture and that, by its terms, is required to be made in connection with such Asset Sale, in each case to the extent actually repaid in cash;

(d) amounts required to be paid to any Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale;

(e) payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of or within 30 days after the date of such Asset Sale; and

(f) appropriate amounts to be provided by the Company or any Restricted Subsidiary thereof, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary thereof, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations or post-closing purchase price adjustments associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee; and

(2) all non-cash consideration received by the Company or any of its Restricted Subsidiaries from such Asset Sale upon the liquidation or conversion of such consideration into cash, without duplication, net of all items enumerated in subclauses (a) through (f) of clause (1) hereof.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor.

“Non-Recourse Indebtedness” with respect to any Person means Indebtedness of such Person for which (i) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired (directly or indirectly, including through the purchase of Capital Stock of the Person owning such property) with the proceeds of such Indebtedness or such Indebtedness was Incurred within 90 days after the acquisition (directly or indirectly, including through the purchase of Capital Stock of the Person owning such property) of such property and (ii) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness. Indebtedness which is otherwise Non-Recourse Indebtedness will not lose its character as Non-Recourse Indebtedness because there is recourse to the borrower, any guarantor or any other Person for (a) environmental warranties and indemnities, (b) indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the borrower from secured assets to be paid to the lender, waste and mechanics’ liens or (c) similar customary “bad boy” guarantees.

“Note Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Note Register” is a register of the Notes and of their transfer and exchange kept by the Registrar as defined in Section 2.03.

“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes that may be issued under a supplemental indenture and Notes to be issued or authenticated upon transfer, replacement or exchange of Notes.

“Obligations” means, with respect to any Indebtedness, all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement and other amounts payable and liabilities with respect to such Indebtedness, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

“Officer” means the chairman, the chief executive officer, the president, the chief financial officer, the chief operating officer, the chief accounting officer, the treasurer, or any assistant treasurer, the controller, the secretary, any assistant secretary or any vice president of a Person.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. Such counsel may be an employee of or counsel to the Company or the Trustee.

“Pari Passu Indebtedness” means any Indebtedness of the Company or any Subsidiary Guarantor that ranks pari passu in right of payment with the Notes or the Subsidiary Guarantees, as applicable.

“Paying Agent” means any office or agency where Notes and the Subsidiary Guarantees may be presented for payment.

“Permitted Bond Hedge” means any net-settled call options or capped call options referencing the Company’s Common Equity purchased by the Company in connection with the issuance of convertible or exchangeable debt securities by the Company or any Restricted Subsidiary to hedge the Company’s or such Restricted Subsidiary’s obligations to deliver Common Equity under such Indebtedness, which call options are either “capped” or are purchased concurrently with the sale by the Company of a call option or options in respect of its Common Equity, in either case on terms that are customary for “call spread” transactions entered in connection with the issuance of convertible or exchangeable debt securities.

“Permitted Holder” means TPG Aviator, L.P. (the “Investor”) and each of its Affiliates that are collective investment vehicles for which the Investor acts directly or indirectly as general partner, investment manager, managing member or in a similar capacity, but not including, however, any portfolio companies of any of the foregoing. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture (or would result in a Change of Control Offer in the absence of the waiver of such requirement by Holders in accordance with this Indenture) will thereafter constitute additional Permitted Holders.

“Permitted Investments” of any Person means Investments of such Person in:

(1) Investments by the Company or any Restricted Subsidiary in (a) the Company or any Restricted Subsidiary or (b) in any Person that is, or will become immediately after such Investment, a Restricted Subsidiary or that will merge or consolidate into the Company or a Restricted Subsidiary;

(2) loans and advances to directors, employees and officers of the Company and the Restricted Subsidiaries for bona fide business purposes or to purchase Capital Stock of the Company in an aggregate amount not in excess of $2.0 million with respect to all loans or advances made since the Issue Date (without giving effect to the forgiveness of any such loans or advances);

(3) Hedging Obligations permitted to be Incurred pursuant to Section 4.09;

(4) cash and Cash Equivalents;

(5) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(6) Investments received pursuant to any plan of reorganization or similar arrangement, including foreclosure, perfection or enforcement of any Lien, upon the bankruptcy or insolvency of trade creditors or customers;

(7) Investments made by the Company or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 4.15;

(8) lease, utility and other similar deposits in the ordinary course of business;

(9) Investments made by the Company or a Restricted Subsidiary for consideration consisting only of Capital Stock that is not Disqualified Stock;

(10) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(11) Investments in existence on the Issue Date and any extension, modification or renewal of such Investments or any Investments made with the proceeds of any disposition of any such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the appreciation, accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(12) completion guarantees entered into in the ordinary course of business;

(13) Investments consisting of Permitted Bond Hedges; and

(14) (a) Investments in Joint Ventures or (b) other Investments, in each case having an aggregate Fair Market Value (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value) that, taken together with all other Investments made pursuant to this clause (14), are in an aggregate amount not in excess of the greater of (i) $20.0 million and (ii) 4.25% of Consolidated Tangible Assets at any one time outstanding.

“Permitted Liens” means:

(1) Liens for taxes, assessments or governmental charges or claims that either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made if any shall be required in accordance with GAAP;

(2) statutory Liens of landlords and carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other Liens imposed by law and arising in the ordinary course of business and with respect to amounts that, to the extent applicable, either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made if any shall be required in accordance with GAAP;

(3) Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) Incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(4) Liens Incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress payments, government contracts, utility services, developer’s or other obligations to make on-site or off-site improvements and other obligations of like nature (exclusive of obligations for the payment of borrowed money but including the items referred to in the parenthetical in clause (3) of the definition of “Indebtedness”), in each case Incurred in the ordinary course of business of the Company and the Restricted Subsidiaries;

(5) attachment or judgment Liens not giving rise to a Default or an Event of Default and which are being contested in good faith by appropriate proceedings;

(6) easements, rights-of-way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary course of business of the Company and its Subsidiaries;

(7) zoning restrictions, licenses, restrictions on the use of real property or minor irregularities in title thereto that do not materially impair the use of such real property in the ordinary course of business of the Company and its Subsidiaries or the value of such real property for the purpose of such business;

(8) leases or subleases (or any Liens related thereto) granted to others not materially interfering with the ordinary course of business of the Company and its Subsidiaries;

(9) purchase money mortgages (including, without limitation, Capitalized Lease Obligations and purchase money security interests); provided that: (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and does not exceed the cost of the assets or property so acquired, constructed or improved; and (b) such Liens are created within 90 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property, assets affixed or appurtenant thereto and other Directly Related Assets;

(10) Liens to secure Attributable Indebtedness permitted to be incurred under this Indenture; provided that any such Lien shall not extend to or cover any assets or property of the Company or any Restricted Subsidiary other than (a) the assets which are the subject of the Sale/Leaseback Transaction in which the Attributable Indebtedness is incurred and (b) Directly Related Assets;

(11) Liens securing Refinancing Indebtedness permitted to be Incurred under this Indenture; provided that such Liens only extend to assets which are similar to the type of assets securing the Indebtedness being refinanced and Directly Related Assets, and such refinanced Indebtedness was previously secured by such similar assets in accordance with the terms of this Indenture;

(12) any interest in or title of a lessor or sublessor to property subject to any (a) Capitalized Lease Obligations Incurred in compliance with the provisions of this Indenture or (b) any lease or sublease;

(13) Liens existing on the date of this Indenture;

(14) any right of first refusal, right of first offer, option, contract or other agreement to sell an asset; provided such sale is not otherwise prohibited under this Indenture;

(15) Liens securing Non-Recourse Indebtedness of the Company or a Restricted Subsidiary thereof; provided that such Liens apply only to (a) the property financed out of the net proceeds of such Non-Recourse Indebtedness within 90 days after Incurrence thereof and (b) Directly Related Assets;

(16) Liens on property or assets of any Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary owing to the Company or one or more Restricted Subsidiaries;

(17) Liens on Capital Stock of an Unrestricted Subsidiary securing Indebtedness of such Unrestricted Subsidiary;

(18) any right of a lender or lenders to which the Company or a Restricted Subsidiary may be indebted to offset against, or appropriate and apply to the payment of, such Indebtedness any and all balances, credits, deposits, accounts or monies of the Company or a Restricted Subsidiary with or held by such lender or lenders;

(19) any pledge or deposit of cash or property in conjunction with obtaining surety and performance bonds and letters of credit required to engage in constructing on-site and off-site improvements required by municipalities or other governmental authorities in the ordinary course of business of the Company or any Restricted Subsidiary;

(20) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(21) Liens encumbering customary initial deposits and margin deposits, and other Liens that are customary in the industry and Incurred in the ordinary course of business securing Indebtedness under Hedging Obligations and forward contracts, options, futures contracts, futures options or similar agreements or arrangements designed to protect the Company or any of its Subsidiaries from fluctuations in the price of commodities;

(22) Liens on property acquired by the Company or a Restricted Subsidiary and Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that in each case such Liens (a) were in existence prior to the contemplation of such acquisition, merger or consolidation and (b) do not extend to any asset other than those of the Person merged with or into or consolidated with the Company or the Restricted Subsidiary or the property acquired by the Company or the Restricted Subsidiary;

(23) Liens replacing any of the Liens described in clauses (xiii) and (xxii) above; provided that (a) the principal amount of the Indebtedness secured by such Liens shall not be increased (except to the extent of reasonable premiums or other payments required to be paid in connection with the repayment of the previously secured Indebtedness or Incurrence of related Refinancing Indebtedness and expenses Incurred in connection therewith) and (b) the new Liens shall be limited to the property or part thereof which secured the Lien so replaced or property substituted therefor as a result of the destruction, condemnation or damage of such property;

(24) Liens securing Indebtedness Incurred pursuant to Section 4.09(b)(3);

(25) Liens on Capital Stock of a Joint Venture securing Indebtedness of such Joint Venture;

(26) Liens encumbering deposits made in the ordinary course of business to secure obligations arising from contractual or warranty requirements of the Company or any Restricted Subsidiary, including rights of offset and setoff;

(27) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Company or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided, however, that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(28) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(29) Liens securing all of the Notes and Liens securing any Subsidiary Guarantee;

(30) Liens securing Indebtedness Incurred pursuant to Section 4.09(b)(10); provided that such Liens shall be limited to the subject land or lots;

(31) leases of model homes;

(32) Liens in favor of homeowner and property owner association developments for unpaid assessments;

(33) Liens, encumbrances or other restrictions not securing Indebtedness contained in any joint venture agreement entered into by the Company or any Restricted Subsidiary with respect to the Capital Stock in the Joint Venture or the assets of such Joint Venture; and

(34) Liens Incurred in the ordinary course of business as security for the obligations of the Company and its Restricted Subsidiaries with respect to indemnification in respect of title insurance providers.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Preferred Stock” of any Person means all Capital Stock of such Person which has a preference in liquidation or with respect to the payment of dividends.

“Real Estate Business” means the business of owning, developing and selling single-family residential real estate, acquiring real estate for such purposes and, in connection therewith, providing the required services, credit and other facilities related thereto.

“Record Date” for the interest or Additional Interest, if any, payable on any applicable Interest Payment Date means the December 15 or June 15 (whether or not a Business Day) next preceding such Interest Payment Date.

“Refinancing Indebtedness” means Indebtedness issued in exchange for or that redeems, refunds, refinances or extends, in whole or in part (“Refinances”), any Existing Indebtedness or other Indebtedness permitted to be Incurred by the Company or its Restricted Subsidiaries pursuant to the terms of this Indenture, but only to the extent that:

(1) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes or the Subsidiary Guarantees, then such Refinancing Indebtedness is also subordinated in right of payment to the Notes to the same extent as, and on terms at least as favorable to the Holders as those contained in, the Indebtedness being Refinanced;

(2) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being Refinanced (if such Indebtedness being Refinanced is scheduled to mature earlier than the Notes), or (b) at least 91 days after the maturity date of the Notes (if the Indebtedness being Refinanced is scheduled to mature after the Notes);

(3) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Indebtedness being Refinanced that is scheduled to mature on or prior to the maturity date of the Notes;

(4) such Refinancing Indebtedness is in an aggregate amount that is equal to or less than the aggregate amount then outstanding (including accrued interest) under the Indebtedness being Refinanced plus an amount necessary to pay any reasonable fees and expenses, including premiums and defeasance costs, related to such Refinancing;

(5) such Refinancing Indebtedness is Incurred by the same Person that initially Incurred the Indebtedness being Refinanced, except that the Company may Incur Refinancing Indebtedness to Refinance Indebtedness of any Restricted Subsidiary; and

(6) such Refinancing Indebtedness is Incurred within 180 days before or after the Indebtedness being Refinanced.

“Registrar” means an office or agency where Notes may be presented for registration of transfer or for exchange.

“Responsible Officer” means any officer within the corporate trust department of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above-designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject, in each case, who has responsibility for the administration of this Indenture.

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the Issue Date by and among the Company, the Subsidiary Guarantors and the initial purchasers set forth therein and, with respect to any Additional Notes, one or more substantially similar registration rights agreements among the Company and the other parties thereto, as such agreements may be amended from time to time.

“Restricted Investment” means any Investment other than any Permitted Investment.

“Restricted Payment” means any of the following:

(i) the declaration of any dividend or the making of any other payment or distribution of cash, securities or other property or assets in respect of the Capital Stock of the Company or any Restricted Subsidiary (other than (a) dividends, payments or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Company and (b) in the case of a Restricted Subsidiary, dividends, payments or distributions payable to the Company or to another Restricted Subsidiary and pro rata dividends, payments or distributions payable to minority equity holders of such Restricted Subsidiary);

(ii) the purchase, redemption, retirement or other acquisition for value of any Capital Stock of the Company or any Restricted Subsidiary (other than Capital Stock held by the Company or a Restricted Subsidiary); provided that, for the avoidance of doubt, the redemption price or repurchase price paid in cash in connection with any redemption or repurchase of any convertible or exchangeable debt securities (other than Subordinated Obligations) shall not constitute a Restricted Payment;

(iii) any Restricted Investment; and

(iv) any principal payment, redemption, repurchase, defeasance or other acquisition or retirement for value, prior to any scheduled repayment, scheduled sinking fund payment or scheduled maturity, of any Subordinated Indebtedness (other than (a) Indebtedness permitted under Section 4.09(b)(7) or (b) the payment, redemption, repurchase, defeasance or other acquisition or retirement of such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance or other acquisition or retirement);

provided, however, that Restricted Payments will not include any purchase, redemption, retirement or other acquisition for value of Indebtedness or Capital Stock of the Company or a Restricted Subsidiary if the consideration therefor consists solely of Capital Stock (other than Disqualified Stock) of the Company.

“Restricted Subsidiary” means each of the Subsidiaries of the Company which is not an Unrestricted Subsidiary.

“Rights Agreement” means the Rights Agreement, dated as of June 19, 2013, by and between the Company and Computershare Shareowner Services LLC, as rights agent.

“S&P” means Standard and Poor’s Ratings Services or any successor to its debt rating business.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person (other than the Company or any of its Restricted Subsidiaries) and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, that certain $65,000,000 Credit Agreement, dated as of April 7, 2014, as amended from time to time, among the Company, the several lenders from time to time parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, which may be increased to $175.0 million in accordance with the terms thereof, as the same may be amended, supplemented, modified, extended, renewed, restated, replaced or refunded in whole or in part from time to time including increasing the amount permitted to be borrowed thereunder (provided that such increase in borrowings is permitted by Section 4.09) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, creditor, lender or group of creditors or lenders; provided, further, that a Senior Credit Facility shall not (1) include Indebtedness issued, created or Incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A or Regulation S) pursuant to an exemption from the registration requirements of the Securities Act or (2) relate to Indebtedness that does not consist exclusively of Pari Passu Indebtedness.

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but not including any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any Indebtedness which is subordinated in right of payment to the Notes or the Subsidiary Guarantees, as the case may be.

“Subsidiary” of any Person means any (i) corporation of which at least a majority of the aggregate voting power of all classes of the Common Equity is directly or indirectly beneficially owned by such Person and (ii) any entity other than a corporation of which such Person, directly or indirectly, beneficially owns at least a majority of the Common Equity; provided that in each of case (i) and (ii), such Person does or is required to consolidate such entity in accordance with GAAP.

“Subsidiary Guarantee” means the guarantee of the Notes by each Subsidiary Guarantor under this Indenture.

“Subsidiary Guarantors” means each of the Company’s Subsidiaries that guarantees the Notes pursuant to the provisions of this Indenture.

“Transfer Restricted Note” means a Note bearing the Restricted Notes Legend.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date or, in the case of a satisfaction, discharge or defeasance, at least two Business Days prior to the deposit of funds with the Trustee to pay and discharge the entire indebtedness of the Notes (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to July 1, 2016; provided, however, that if the period from the redemption date to July 1, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trustee” means Wilmington Trust, National Association, as trustee, until a successor replaces such party in accordance with the applicable provisions of this Indenture and thereafter means the successor trustee serving hereunder.

“Unrestricted Subsidiary” means each Subsidiary of the Company (including any newly formed or acquired Subsidiary) so designated by a resolution adopted by the Board of Directors of the Company as provided below and provided that:

(1) except as permitted by Section 4.09(b)(15) neither the Company nor any of its Restricted Subsidiaries (a) provides any guarantee or direct or indirect credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (b) is directly or indirectly liable for any Indebtedness of such Subsidiary, except, in the case of Non-Recourse Indebtedness, to the extent such liability is for the matters discussed in the last sentence of the definition of “Non-Recourse Indebtedness”; and

(2) no default with respect to any Indebtedness of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

The Board of Directors of the Company may designate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1) any such redesignation will be deemed to be an Incurrence by the Company and its Restricted Subsidiaries of the Indebtedness (if any) of such redesignated Subsidiary for purposes of Section 4.09 as of the date of such redesignation;

(2) immediately after giving effect to such redesignation and the Incurrence of any such additional Indebtedness, the Company and its Restricted Subsidiaries could Incur $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio contained in Section 4.09;

(3) the Liens on the property and assets of such Unrestricted Subsidiary could then be Incurred in accordance with Section 4.10 as of the date of such redesignation; and

(4) no Default or Event of Default shall have occurred or be continuing after giving effect to such redesignation.

Subject to the foregoing, the Board of Directors of the Company also may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that:

(1) the Subsidiary to be so designated and its Subsidiaries do not at the time of designation own any Capital Stock or Indebtedness of, or own or hold any Lien with respect to, the Company or any Restricted Subsidiary of the Company;

(2) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Capital Stock of such Subsidiary or (b) to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve any specified levels of operating results;

(3) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company;

(4) the Company and its Restricted Subsidiaries would be permitted to make, at the time of the designation, an Investment in such Restricted Subsidiary in an amount equal to the Fair Market Value of the Company’s and any Restricted Subsidiary’s proportionate interests in such Subsidiary at the time of such designation either as a Permitted Investment or pursuant to Section 4.08;

(5) immediately after giving effect to such designation and reduction of amounts available for Restricted Payments under Section 4.08, the Company and its Restricted Subsidiaries could Incur $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio contained in Section 4.09(a); and

(6) no Default or Event of Default shall have occurred or be continuing after giving effect to such designation.

Any such designation or redesignation by the Board of Directors of the Company will be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation or redesignation and an Officers’ Certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth the underlying calculations.

“U.S. Government Obligations” means securities which are (1) direct obligations of the United States of America, for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“Voting Record Date” means the date set pursuant to Section 1.05 for purposes of determining the identity of Holders entitled to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, or to vote on or consent to any action authorized or permitted to be taken by Holders.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or portion thereof, at any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including, without limitation, payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the sum of all such payments described in clause (a) above.

“Wholly Owned Subsidiary” of any Person means (1) a Subsidiary of which 100% of the Capital Stock (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by such Person or through one or more other Wholly Owned Subsidiaries of such Person, or (2) any entity other than a corporation in which such Person, directly or indirectly, owns all of the Capital Stock of such entity.

Section 1.02 Other Definitions.

Term	Defined in Section
“Agent Members”	2.1(c) of Appendix A
“Affiliate Transaction”	4.13(a)
“Applicable Procedures”	1.1(a) of Appendix A
“Authentication Order”	2.02(c)
“Change of Control Offer”	4.14(a)
“Change of Control Payment”	4.14(a)
“Change of Control Payment Date”	4.14(a)
“Change of Control Price”	4.14(a)
“Clearstream”	1.1(a) of Appendix A
“Covenant Defeasance”	8.03
“Definitive Notes Legend”	2.2(e) of Appendix A
“Distribution Compliance Period”	1.1(a) of Appendix A
“ERISA Legend”	2.2(e) of Appendix A
“Euroclear”	1.1(a) of Appendix A
“Event of Default”	6.01(a)
“Excess Proceeds”	4.15(f)
“Expiration Date”	1.05(j)
“Global Note”	2.1(b) of Appendix A
“Global Notes Legend”	2.2(e) of Appendix A
“Guaranteed Obligations”	10.01(a)
“IAI”	1.1(a) of Appendix A
“IAI Global Note”	2.1(b) of Appendix A
“Legal Defeasance”	8.02(a)
“Net Proceeds Offer”	4.15(g)
“Net Proceeds Offer Period”	4.15(g)

Term	Defined in Section
“Net Proceeds Purchase Date”	4.15(g)
“Note Register”	2.03(a)
“Offered Price”	4.15(g)
“Pari Passu Indebtedness Price”	4.15(g)
“Paying Agent”	2.03(a)
“Payment Amount”	4.15(g)
“QIB”	1.1(a) of Appendix A
“Ratio Exception”	4.09(b)
“Registrar”	2.03(a)
“Regulation S”	1.1(a) of Appendix A
“Regulation S Global Note”	2.1(b) of Appendix A
“Regulation S Notes”	2.1(a) of Appendix A
“Restricted Notes Legend”	2.2(e) of Appendix A
“Rule 144”	1.1(a) of Appendix A
“Rule 144A”	1.1(a) of Appendix A
“Rule 144A Global Note”	2.1(b) of Appendix A
“Rule 144A Notes”	2.1(a) of Appendix A
“Successor”	5.01(a)
“Successor Guarantor”	5.01(b)
“Unrestricted Global Note”	1.1(a) of Appendix A

Section 1.03 Rules of Construction.

Unless the context otherwise requires:

(1) a term defined in Section 1.01 or 1.02 has the meaning assigned to it therein, and a term used herein that is defined in the Trust Indenture Act, either directly or by reference therein, shall have the meaning assigned to it therein;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and words in the plural include the singular;

(5) provisions apply to successive events and transactions;

(6) unless the context otherwise requires, any reference to an “Appendix,” “Article,” “Section,” “clause,” “Schedule” or “Exhibit” refers to an Appendix, Article, Section, clause, Schedule or Exhibit, as the case may be, of this Indenture;

(7) the words “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(8) “including” means including without limitation;

(9) references to sections of, or rules under, the Securities Act, the Exchange Act or the Trust Indenture Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(10) unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements or instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Indenture; and

(11) in the event that a transaction meets the criteria of more than one category of permitted transactions or listed exceptions, the Company may classify such transaction as it, in its sole discretion, determines.

Section 1.04 Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the Trust Indenture Act as applicable to this Indenture, the provision is incorporated by reference in and made a part of this Indenture.

The following Trust Indenture Act terms used in this Indenture have the following meanings:

“Commission” means the SEC;

“indenture securities” means the Notes;

“indenture security holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Subsidiary Guarantees means the Company and the Subsidiary Guarantors, respectively, and any successor obligor upon the Notes and the Subsidiary Guarantees, respectively.

All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them.

Section 1.05 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Company and the Subsidiary Guarantors. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee, the Company and the Subsidiary Guarantors, if made in the manner provided in this Section 1.05.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved (1) by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof or (2) in any other manner deemed reasonably sufficient by the Trustee. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Company or the Subsidiary Guarantors in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Company may set a Voting Record Date for purposes of determining the identity of Holders entitled to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, or to vote on or consent to any action authorized or permitted to be taken by Holders; provided that the Company may not set a Voting Record Date for, and the provisions of this paragraph shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in clause (f) below. Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such Voting Record Date shall be the later of 30 days prior to the first solicitation of such consent or vote or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation or vote. If any Record Date is set pursuant to this clause (e), the Holders on such Voting Record Date, and only such Holders, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action (including revocation of any action), whether or not such Holders remain Holders after such Voting Record Date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes, or each affected Holder, as applicable, on such Voting Record Date. Promptly after any Voting Record Date is set pursuant to this paragraph, the Company, at its own expense, shall cause notice of such Voting Record Date, the proposed action by Holders and the applicable Expiration Date to be given to the Trustee in writing and to each Holder in the manner set forth in Section 12.02.

(f) The Trustee may set any day as a Voting Record Date for the purpose of determining the Holders entitled to join in the giving or making of (1) any notice of default under Section 6.01(a), (2) any declaration of acceleration referred to in Section 6.02, (3) any direction referred to in Section 6.05 or (4) any request to pursue a remedy as permitted in Section 6.06. If any Voting Record Date is set pursuant to this paragraph, the Holders on such Voting Record Date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such Voting Record Date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes or each affected Holder, as applicable, on such Voting Record Date. Promptly after any Voting Record Date is set pursuant to this paragraph, the Trustee, at the Company’s expense, shall cause notice of such Voting Record Date, the proposed action by Holders and the applicable Expiration Date to be given to the Company and to each Holder in the manner set forth in Section 12.02.

(g) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(h) Without limiting the generality of the foregoing, a Holder, including a Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and a Depositary that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(i) The Company may fix a Voting Record Date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by a Depositary entitled under the procedures of such Depositary, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders; provided that if such a Voting Record Date is fixed, only the beneficial owners of interests in such Global Note on such Voting Record Date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such beneficial owners remain beneficial owners of interests in such Global Note after such Voting Record Date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date.

(j) With respect to any Voting Record Date set pursuant to this Section 1.05, the party hereto that sets such Voting Record Date may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the other party hereto in writing, and to each Holder of Notes in the manner set forth in Section 12.02, on or prior to both the existing and the new Expiration Date. If an Expiration Date is not designated with respect to any Voting Record Date set pursuant to this Section 1.05, the party hereto which set such Voting Record Date shall be deemed to have initially designated the 90th day after such Voting Record Date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this clause (j).

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating; Terms.

(a) Provisions relating to the Initial Notes, Additional Notes, Exchange Notes and any other Notes issued under this Indenture are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. The Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, rules or agreements with national securities exchanges to which the Company or any Subsidiary Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b) The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

(c) The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Company, the Subsidiary Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(d) The Notes shall be subject to repurchase by the Company pursuant to a Net Proceeds Offer as provided in Section 4.15 or a Change of Control Offer as provided in Section 4.14, and otherwise as not prohibited by this Indenture. The Notes shall not be redeemable, other than as provided in Article 3.

(e) Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Company without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and the Exchange Notes and shall have the same terms as to status, redemption or otherwise (other than issue date, issue price and, if applicable, the first Interest Payment Date and the first date from which interest will accrue) as the Initial Notes; provided that the Company’s ability to issue Additional Notes shall be subject to the Company’s compliance with Section 4.09; provided, further, that if any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes will be issued as a separate series under this Indenture and will have a separate CUSIP number from the Initial Notes. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.

Section 2.02 Execution and Authentication.

(a) At least one Officer shall execute the Notes on behalf of the Company by manual or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

(b) A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual signature of an authorized signatory of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

(c) On the Issue Date, the Trustee shall, upon receipt of a written order of the Company signed by an Officer (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time and from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes and the Exchange Notes in an aggregate principal amount specified in such Authentication Order for such Additional Notes or Exchange Notes issued hereunder.

(d) The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders, the Company or an Affiliate of the Company.

(e) The Trustee shall authenticate and make available for delivery upon receipt of an Authentication Order (a) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $200,000,000 and (b) subject to the terms of this Indenture, Additional Notes, (c) the Exchange Notes for issue only in an Exchange Offer and pursuant to the Registration Rights Agreement and for a like principal amount of Initial Notes exchanged pursuant thereto and (d) any Unrestricted Global Notes issued in exchange for any of the foregoing in accordance with this Indenture. Such order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes, Additional Notes, Exchange Notes or Unrestricted Global Notes.

Section 2.03 Registrar and Paying Agent.

(a) The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and at least one office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without prior notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(b) The Company initially appoints DTC to act as Depositary with respect to the Global Notes. The Company initially appoints the Trustee to act as Paying Agent and Registrar for the Notes and to act as Note Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Company shall, no later than noon (New York City time) on each due date for the payment of principal, premium, if any, and interest on any of the Notes, deposit with the Paying Agent a sum sufficient to pay such amount, such sum to be held in trust for the Holders entitled to the same, and (unless such Paying Agent is the Trustee) the Company shall promptly notify the Trustee of its action or failure so to act. The Company shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal, premium, if any, and interest on the Notes, and shall notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require the Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Trust Indenture Act Section 312(b). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least ten Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders, and the Company shall otherwise comply with Trust Indenture Act Section 312(a).

Section 2.06 Transfer and Exchange.

(a) The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A.

(b) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(c) No service charge shall be imposed in connection with any registration of transfer or exchange (other than pursuant to Section 2.07), but the Holders shall be required to pay any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.14, 4.15 and 9.05).

(d) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(e) Neither the Company nor the Registrar shall be required (1) to issue, to register the transfer of or to exchange any Note during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection or (2) to register the transfer of or to exchange any Note so selected for redemption, or tendered for repurchase (and not withdrawn) in connection with a Change of Control Offer or a Net Proceeds Offer, in whole or in part, except the unredeemed or unpurchased portion of any Note being redeemed or repurchased in part; provided, that the Registrar may register a transfer or exchange pursuant to clause (1) or (2) with the consent of the Company.

(f) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and (subject to the Record Date provisions of the Notes) interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(g) Upon surrender for registration of transfer of any Definitive Note at the office or agency of the Company designated pursuant to Section 4.02, the Company shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(h) At the option of the Holder of a Definitive Note, Definitive Notes may be exchanged for other Definitive Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Definitive Notes to be exchanged at such office or agency. Whenever any Definitive Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and mail, the replacement Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Appendix A.

(i) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by mail or by facsimile. A medallion guarantee on any document submitted to the Registrar shall be an original document and not a facsmile or “pdf” file.

Section 2.07 Replacement Notes.

If a mutilated Note is surrendered to the Trustee or if a Holder claims that its Note has been lost, destroyed or wrongfully taken and the Trustee receives evidence to its satisfaction of the ownership and loss, destruction or theft of such Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are otherwise met. If required by the Trustee or the Company, an indemnity bond must be provided by the Holder that is sufficient in the judgment of each of the Trustee and the Company to protect each of the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge the Holder for the expenses of the Company and the Trustee in replacing a Note. Every replacement Note is a contractual obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder. Notwithstanding the foregoing provisions of this Section 2.07, in case any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Section 2.08 Outstanding Notes.

(a) The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; provided that Notes held by the Company or a Subsidiary of the Company will not be deemed to be outstanding for purposes of Section 3.07(c).

(b) If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser, as such term is defined in Section 8-303 of the Uniform Commercial Code in effect in the State of New York.

(c) If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue from and after the date of such payment.

(d) If a Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on the maturity date, any redemption date or any date of purchase pursuant to an Offer to Purchase, money sufficient to pay Notes payable or to be redeemed or purchased on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the requisite principal amount of Notes have concurred in any direction, waiver or consent, Notes beneficially owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Company or any obligor upon the Notes or any Affiliate of the Company or of such other obligor.

Section 2.10 Temporary Notes.

Until definitive Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes. Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11 Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act and the Trustee). Certification of the cancellation of all such Notes shall, upon the written request of the Company, be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

(a) If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special Record Date (a “Special Record Date”), in each case at the rate provided in the Notes and in Section 4.01. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Company shall fix or cause to be fixed each such Special Record Date and payment date; provided that no such Special Record Date shall be less than ten days prior to the related payment date for such defaulted interest. The Company shall promptly notify the Trustee of such Special Record Date. At least 15 days before the Special Record Date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or deliver by electronic transmission in accordance with the applicable procedures of the Depositary, to each Holder a notice that states the Special Record Date, the related payment date and the amount of such interest to be paid.

(b) Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue interest, which were carried by such other Note.

Section 2.13 CUSIP Numbers

The Company in issuing the Notes may use CUSIP numbers (if then generally in use) and, if so, the Trustee shall use CUSIP numbers in notices of redemption or exchange or in Offers to Purchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange or in Offers to Purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange or Offer to Purchase shall not be affected by any defect in or omission of such numbers. The Company shall as promptly as practicable notify the Trustee in writing of any change in the CUSIP numbers.

ARTICLE 3

REDEMPTION

Section 3.01 Notices to Trustee.

If the Company elects to redeem Notes pursuant to Section 3.07, it shall furnish to the Trustee, at least five Business Days before notice of redemption is required to be sent to Holders pursuant to Section 3.03 (unless a shorter notice shall be agreed to by the Trustee) but not more than 60 days before a redemption date (provided, however, that notice may be given more than 60 days before the redemption date if given pursuant to Article 8 or Article 11), an Officers’ Certificate setting forth (1) the paragraph or subparagraph of such Note or Section of this Indenture pursuant to which the redemption shall occur, (2) the redemption date, (3) the principal amount of the Notes to be redeemed and (4) the redemption price, if then ascertainable.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

(a) In the event that less than all of the Notes are to be redeemed at any time pursuant to Section 3.07, selection of the Notes for redemption will be made by the Trustee as follows:

(1) in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, so long as the Trustee knows of such listing (it being understood that the Company shall provide written notice to the Trustee of each such listing, if any); or

(2) if the Notes are not then listed on a national security exchange, on a pro rata basis, by lot in accordance with the applicable procedures of the Depositary or by such method as the Trustee shall deem fair and appropriate. In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the then outstanding Notes not previously called for redemption or purchase.

(b) The Trustee shall promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in an amount of $1,000 or integral multiples of $1,000 in excess thereof; provided that no Notes of $2,000 in principal amount or less shall be redeemed in part. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03 Notice of Redemption.

(a) The Company shall mail or deliver by electronic transmission in accordance with the applicable procedures of the Depositary, or cause to be mailed or delivered by electronic transmission in accordance with the applicable procedures of the Depositary, a notice of redemption at least 30 but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed at its registered address; provided, however, that notice may be given more than 60 days before the redemption date if given pursuant to Article 8 or Article 11. Notices of redemption may not be conditional.

(b) The notice shall identify the Notes to be redeemed (including CUSIP number, if applicable) and shall state:

(1) the redemption date;

(2) the redemption price, including the portion thereof representing any accrued and unpaid interest; provided that in connection with a redemption under Section 3.07(d), the notice need not set forth the redemption price but only the manner of calculation thereof;

(3) if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph or subparagraph of the Notes or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

(c) At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided that the Company shall have delivered to the Trustee, at least five Business Days before notice of redemption is required to be sent to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03(b).

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is sent in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption. The notice, if mailed or delivered by electronic transmission in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05 Deposit of Redemption or Purchase Price.

(a) No later than noon (New York City time) on the redemption or purchase date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Paying Agent shall promptly send to each Holder whose Notes are to be redeemed or repurchased the applicable redemption or purchase price thereof and accrued and unpaid interest thereon. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

(b) If the Company complies with the provisions of Section 3.05(a), on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Company to comply with Section 3.05(a), interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and, to the extent lawful, on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Definitive Note that is redeemed or purchased in part, the Company shall issue and the Trustee shall promptly authenticate and mail to the Holder (or cause to be transferred by book entry in the case of the Global Note) at the expense of the Company a new Definitive Note equal in principal amount to the unredeemed or unpurchased portion of the Definitive Note surrendered representing the same Indebtedness to the extent not redeemed or purchased; provided that each new Definitive Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

Section 3.07 Optional Redemption.

(a) Except as set forth below, the Company will not be entitled to redeem the Notes at its option.

(b) On or after July 1, 2016, the Company may, at its option, redeem the Notes, in whole or in part, at any time and from time to time, at the following redemption prices (expressed in percentages of the principal amount thereof), plus accrued and unpaid interest, if any, to but excluding the redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the redemption date), if redeemed during the 12-month period beginning on July 1 of each year indicated below:

Year	Percentage
2016	106.375%
2017	103.188%
2018 and thereafter	100.000%

(c) In addition, prior to July 1, 2016, the Company may, at its option, redeem up to 35% of the aggregate principal amount of Notes (including Additional Notes, if any) issued under this Indenture with the net proceeds of an Equity Offering at 108.500% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the redemption date); provided that at least 65% of the aggregate principal amount of the Notes (including Additional Notes, if any) originally issued under this Indenture remain outstanding after such redemption. Notice of any such redemption must be given within 60 days after the date of the closing of the relevant Equity Offering.

(d) Prior to July 1, 2016, the Company may, at its option, redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to but excluding, the redemption date (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the redemption date).

Section 3.08 Mandatory Redemption; Open Market Purchases.

(a) The Company will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase the Notes pursuant to Sections 4.14 and 4.15.

(b) The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of this Indenture.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

(a) The Company will pay, or cause to be paid, the principal, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary, holds as of noon (New York City) time, on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay the principal, premium, if any, and interest then due.

(b) The Company shall pay all Additional Interest, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement. In the event the Company is required to pay Additional Interest, the Company shall provide written notice to the Trustee of the Company’s obligation to pay Additional Interest no later than 15 days prior to the next Interest Payment Date, which notice shall set forth the amount of the Additional Interest to be paid by the Company.

(c) The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency.

The Company shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company and the Subsidiary Guarantors in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee; provided, however, no service of legal process may be made at an office of the Trustee.

The Company may also from time to time designate additional offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

Section 4.03 Taxes.

The Company shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all taxes, assessments and governmental levies except (a) such as are being contested in good faith and by appropriate negotiations or proceedings or (b) where the failure to effect such payment would not have a material adverse effect (1) upon the financial condition, business or results of operations of the Company and its Restricted Subsidiaries and (2) on the ability of the Company and its Restricted Subsidiaries to perform their respective obligations under the Notes or this Indenture.

Section 4.04 Stay, Extension and Usury Laws.

The Company and each Subsidiary Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that prohibits or forgives the obligation to pay principal, premium, if any, or interest on the Notes; and the Company and each Subsidiary Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenant that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.05 Corporate Existence.

Subject to Article 5, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (1) its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (2) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company or other existence of any of its Restricted Subsidiaries, if the Company in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.

Section 4.06 Reports.

(a) Whether or not required by the SEC, so long as any Notes are outstanding, the Company will furnish to the Trustee and the Holders, within the time periods specified in the SEC’s rules and regulations then applicable to the Company (or if the Company is not then subject to the reporting requirements of the Exchange Act, then the time periods for filing applicable to a filer that is not an “accelerated filer” as defined in such rules and regulations):

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file these Forms, including a “Management’s Discussion and Analysis of Financial Condition and

Results of Operations” and, with respect to the annual information only, an audit report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file these reports (other than Items 1.04 (Mine safety – reporting of shutdowns and patterns of violations), 3.01 (Notice of delisting or failure to satisfy a continued listing rule or standard; transfer of listing), 3.02 (Unregistered sales of equity securities), 3.03 (material modifications to rights of security holders) (other than as relates to debt securities), 5.03(a) (Amendments to Articles of Incorporation or Bylaws), 5.04 (Temporary suspension of trading under registrant’s employee benefit plans), 5.05 (Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics), 5.06 (Change in shell company status), 5.07 (Submission of matters to a vote of security holders), 5.08 (Shareholder director nominations) and all items in Section 6;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that, the foregoing delivery requirements as to the Holders and the Trustee will be deemed satisfied if the foregoing materials are publicly available on the SEC’s EDGAR system (or a successor thereto) within the applicable time periods specified above; provided, further, however, that all such reports (i) will not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein), (ii) will not be required to contain the separate financial information for Subsidiary Guarantors (other than summary revenue, operating income, Adjusted EBITDA assets and liabilities of non-guarantors of the type included in the offering memorandum, dated June 25, 2014, relating to the Notes) if such information would be required by Rule 3-10 of Regulation S-X promulgated by the SEC, (iii) will not be required to comply with Section 13(r) of the Exchange Act (relating to the Iran Threat Reduction and Syrian Human Rights Act) or Rule 13p-1 under the Exchange Act and Form SD (relating to conflict minerals) and (iv) will not be required to contain disclosure regarding executive compensation, a description of employment agreements with officers or a description of any incentive plans; or provide Exhibits, except for financial statements and pro forma financial statements in connection with significant acquisitions or dispositions.

(b) At any time that there shall be one or more Unrestricted Subsidiaries that, in the aggregate, hold more than 15.0% of Consolidated Tangible Assets as of the last date of the fiscal quarter for which financial statements are available, the quarterly and annual financial information required by Section 4.06(a) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

(c) For so long as any Notes remain outstanding, to the extent not satisfied by the foregoing, the Company will furnish to the Holders, securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(d) The filing requirements set forth in this Section 4.06 for the applicable period may be satisfied by the Company prior to the commencement of the Exchange Offer or the effectiveness of the Shelf Registration Statement by the filing with the SEC of the Exchange Offer Registration Statement or Shelf Registration Statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act; provided, that this Section 4.06(d) shall not supersede or in any manner suspend or delay the Company’s reporting obligations set forth in Sections 4.06(a) through (c).

(e) The requirements for delivery to Holders, prospective investors, securities analysts and market making institutions as set forth in Sections 4.06(a) through (c) may be satisfied by posting copies of such information on a website (which may be nonpublic and may be maintained by the Company or a third party) to which access will be given to Holders, prospective investors, securities analysts and market making institutions that certify their status as such to the reasonable satisfaction of the Company.

(f) In addition, Company will:

(1) hold a quarterly conference call (with opportunities to ask questions of management) to discuss the information contained in the reports not later than ten Business Days from the time Company files or furnishes its quarterly and annual reports pursuant to Section 4.06(a)(1); and

(2) no fewer than two Business Days prior to the date of the conference call required to be held in accordance with Section 4.06(a)(1), issue a press release to the appropriate U.S. wire services announcing the time and date of such conference call and directing the Holders or beneficial owners of, and prospective investors in, the Notes, securities analysts and market making institutions to contact an individual at the Company (for whom contact information shall be provided in such press release) to obtain the reports and information on how to access such conference call.

The delivery of financial reports and statements to the Trustee as provided herein shall be for informational purposes only, and the Trustee shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Company and shall not be deemed to have knowledge of any matter contained therein or knowable therefrom.

Section 4.07 Compliance Certificate.

(a) The Company and each Guarantor (to the extent that such Guarantor is so required under the Trust Indenture Act) will deliver to the Trustee, within 90 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge, the Company has kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Event of Defaults of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).

(b) When any Default or Event of Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Company or any Subsidiary gives any notice or takes any other action with respect to a claimed Default or Event of Default, the Company will promptly (which shall be within ten Business Days following the date on which the Company becomes aware of such Default or Event of Default) send to the Trustee an Officers’ Certificate specifying such event, its status and what action the Company is taking or proposes to take with respect thereto.

Section 4.08 Limitations on Restricted Payments.

(a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to make any Restricted Payment, directly or indirectly, after the date of this Indenture if at the time of such Restricted Payment:

(1) the amount of such proposed Restricted Payment, when added to the aggregate amount of all Restricted Payments (excluding Restricted Payments permitted by clauses (2), (3), 5) and (6) of Section 4.08(b)) declared or made after the Issue Date exceeds the sum of:

(i) 50% of the Company’s Consolidated Net Income accrued during the period (taken as a single period) commencing on the first day of the fiscal quarter in which the Issue Date occurs and ending on the last day of the fiscal quarter immediately preceding the fiscal quarter in which the Restricted Payment is to occur for which consolidated financial statements are available (or, if such aggregate Consolidated Net Income is a deficit, minus 100% of such aggregate deficit), plus

(ii) the net cash proceeds received from the issuance and sale of Capital Stock of the Company (or any capital contribution to the Company or a Restricted Subsidiary) that is not Disqualified Stock after the Issue Date plus (without duplication) the Fair Market Value of any assets used in the Real Estate Business of the Company and its Restricted Subsidiaries purchased with such proceeds concurrently with such issuance and sale or capital contribution, other than:

(A) net cash proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination; and

(B) net cash proceeds received by the Company from the issue and sale of its Capital Stock or capital contributions to the extent applied to redeem Notes in compliance with the provisions set forth under Section 3.07(c); plus

(iii) 100% of the principal amount of, or, if issued at a discount, the accreted value of, any Indebtedness of the Company or a Restricted Subsidiary which is issued (other than to a Subsidiary of the Company) after the Issue Date that is converted into or exchanged for Capital Stock of the Company that is not Disqualified Stock (to the extent reduced on the Company’s balance sheet upon such conversion or exchange), less the amount of any cash or the fair value of assets distributed by the Company or any Restricted Subsidiary upon such conversion or exchange, plus

(iv) 100% of the aggregate amounts received by the Company or any Restricted Subsidiary from the sale, repayment, disposition or liquidation (including by way of dividends) of, or return on, any Investment (other than any Investment in any Subsidiary of the Company or any Investment to the extent sold, repaid, disposed of or liquidated with recourse to the Company, any of its Subsidiaries or any of their respective properties or assets) (less the cost of the sale, repayment, disposition or liquidation of such Investment and net of taxes) but only to the extent (A) not included in clause (i) above and (B) that the amount of such Investment constituted a permitted Restricted Investment that was made pursuant to this paragraph, plus

(v) 100% of the principal amount of, or if issued at a discount, the accreted value of, any Indebtedness or other obligation that is the subject of a guarantee by the Company or any Restricted Subsidiary which is released (other than due to a payment on such guarantee) after the Issue Date, but only to the extent that the amount of such guarantee constituted a permitted Restricted Payment that was made pursuant to this paragraph, plus

(vi) with respect to any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary” (so long as the designation of such Subsidiary as an Unrestricted Subsidiary was treated as a Restricted Payment made after the Issue Date, and only to the extent not included in clause (ii) above), an amount equal to the lesser of (A) the proportionate interest of the Company or a Restricted Subsidiary in an amount equal to the excess of (I) the total assets of such Subsidiary, valued on an aggregate basis at the lesser of book value and Fair Market Value thereof, over (II) the total liabilities of such Subsidiary, determined in accordance with GAAP, and (B) the amount of the Restricted Payment that had been deemed to be made pursuant to this paragraph (to the extent not previously repaid or otherwise reduced) upon such Subsidiary’s designation as an Unrestricted Subsidiary; or

(2) immediately after giving effect to such transactions on a pro forma basis, the Company would be unable to Incur $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio contained in Section 4.09(a); or

(3) a Default or Event of Default has occurred and is continuing or occurs as a consequence thereof.

(b) Notwithstanding the foregoing, the provisions of this Section 4.08 will not prevent:

(1) the payment by the Company or any Restricted Subsidiary of any dividend within 60 days after the date of declaration thereof if the payment thereof would have complied with the limitations of this Indenture on the date of declaration;

(2) the making by the Company or any Restricted Subsidiary of any Restricted Payment by exchange for or out of the net proceeds of a substantially concurrent sale (other than a sale to a Subsidiary of the Company) of shares of its Capital Stock (other than Disqualified Stock), or from the substantially concurrent contribution of common equity capital to the Company; provided that the proceeds of any such sale to the extent used as set forth in this clause (2) will be excluded in any computation made under clause (1)(ii) of Section 4.08(a);

(3) the purchase, repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Company or any Restricted Subsidiary, including premium, if any, with the proceeds of a substantially concurrent Incurrence of Refinancing Indebtedness;

(4) any purchase, redemption, retirement or other acquisition for value of Capital Stock of the Company or any Subsidiary held by officers, directors or employees or former officers, directors or employees of the Company or any Restricted Subsidiary (or their transferees, estates or beneficiaries under their estates) not to exceed $2.0 million in any calendar year;

(5) repurchases of Capital Stock (i) deemed to occur upon the exercise of stock options, warrants or similar instruments if such Capital Stock represents a portion of the exercise price of such options, warrants or similar instruments or (ii) upon the vesting of restricted stock, restricted stock units, or similar equity incentives to satisfy tax withholding or similar tax obligations with respect thereto;

(6) the payment by the Company of cash in lieu of the issuance of fractional shares upon the exercise of options, warrants or similar instruments, upon the conversion or exchange of Capital Stock of the Company or upon the conversion or exchange of convertible or exchangeable debt securities of the Company or any Restricted Subsidiary;

(7) the payment of dividends on, or purchase, redemption, retirement or other acquisition for value of, Disqualified Stock up to an aggregate amount of $5.0 million in any fiscal year; provided that immediately after giving effect to any declaration of such dividend, the Company could incur at least $1.00 of Indebtedness under the Consolidated Fixed Charge Coverage Ratio contained in Section 4.09;

(8) payments made to purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness of the Company pursuant to provisions requiring the Company to offer to purchase, redeem, defease or otherwise acquire or retire for value such Subordinated Indebtedness upon the occurrence of a “change of control” as defined in the agreements or instruments governing such Subordinated Indebtedness, at a purchase price not greater than 101% of the principal amount thereof; provided, however, that the Company has made an offer to purchase the Notes upon a Change of Control pursuant to Section 4.14 and has purchased all Notes tendered in connection with such offer;

(9) the purchase of any Permitted Bond Hedge;

(10) other Restricted Payments made after the Issue Date in an aggregate amount not to exceed $10.0 million; or

(11) redemptions or repurchases of the Company’s preferred share purchase rights issued under the Rights Agreement in accordance with its terms as in effect on the Issue Date (other than amendments to the Rights Agreement to replace the rights agent and other administrative amendments thereto).

(c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or a Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

(d) For purposes of determining compliance with the provisions set forth in this Section 4.08, in the event that a Restricted Payment or Permitted Investment meets the criteria of more than one of the types of Restricted Payments or Permitted Investments described in Section 4.08 or the definitions thereof, the Company, in its sole discretion, may order and classify, and later reclassify, such Restricted Payment or Permitted Investment if it would have been permitted at the time such Restricted Payment or Permitted Investment was made and at the time of any such reclassification.

Section 4.09 Limitations on Additional Indebtedness.

(a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries, directly or indirectly, to, Incur any Indebtedness including Acquired Indebtedness; provided that the Company and the Subsidiary Guarantors may Incur Indebtedness, including Acquired Indebtedness, if, after giving effect thereto and the application of the proceeds therefrom, (1) either (i) the Company’s Consolidated Fixed Charge Coverage Ratio on the date thereof would be at least 2.0 to 1.0 or (ii) the ratio of consolidated Indebtedness of the Company and the Restricted Subsidiaries to Consolidated Tangible Net Worth is less than 2.0 to 1.0 (either (i) or (ii) the “Ratio Exception”) and (2) no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or entering into the transactions relating to such Incurrence.

(b) Notwithstanding the foregoing, the provisions of this Indenture will not prevent:

(1) the Company or any Restricted Subsidiary from Incurring (i) Refinancing Indebtedness of Indebtedness initially Incurred under Section 4.09(a) or clauses (1)(i), (1)(ii) or (2) of this Section 4.09(b) and (ii) Existing Indebtedness (including, without limitation, the Existing Notes);

(2) the Company from Incurring Indebtedness evidenced by the Notes issued on the Issue Date or evidenced by the Exchange Notes (including any guarantee of such Exchange Notes);

(3) the Company or any Subsidiary Guarantor from Incurring Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of (i) $175.0 million and (ii) 25.0% of Consolidated Tangible Assets;

(4) any Subsidiary Guarantee;

(5) the Company or any Restricted Subsidiaries from Incurring Indebtedness to secure performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress statements, government contracts and other obligations of like nature (exclusive of the obligation for the payment of borrowed money);

(6) any Restricted Subsidiary from guaranteeing Indebtedness of the Company or any other Restricted Subsidiary (other than Non-Recourse Indebtedness or, in the case of a guarantee by a Non-Guarantor Subsidiary, Indebtedness Incurred pursuant to the Ratio Exception), or the Company from guaranteeing Indebtedness of any Restricted Subsidiary (other than Non-Recourse Indebtedness), in each case so long as such Indebtedness is permitted to be Incurred under this Indenture; provided that in the event such Indebtedness that is being guaranteed is Subordinated Indebtedness, then the related guarantee shall be subordinated in right of payment to the Notes or any Subsidiary Guarantee, as the case may be;

(7) (i) any Restricted Subsidiary from Incurring Indebtedness owing to the Company or any other Restricted Subsidiary; provided that (A) such Indebtedness is subordinated to any Subsidiary Guarantee of such Restricted Subsidiary, if any, and (B) such Indebtedness shall only be permitted pursuant to this clause (7)(i) for so long as the Person to whom such Indebtedness is owing is the Company or a Person that is both a Wholly Owned Subsidiary and a Restricted Subsidiary, and (ii) the Company from Incurring Indebtedness owing to any Restricted Subsidiary; provided that (I) such Indebtedness is subordinated to the Company’s obligations under the Notes and this Indenture, and (II) such Indebtedness shall only be permitted pursuant to this clause (7)(ii) for so long as the Person to whom such Indebtedness is owing is both a Wholly Owned Subsidiary and a Restricted Subsidiary;

(8) the Company and any Restricted Subsidiary from Incurring Indebtedness under Capitalized Lease Obligations or for purchase money obligations Incurred for the purpose of acquiring or financing all or any part of the purchase price or cost of construction or improvement of property or equipment used in the business of the Company or such Restricted Subsidiary, as the case may be, in an aggregate amount not to exceed the greater of (i) $10.0 million and (ii) 2.0% of Consolidated Tangible Assets at any one time outstanding;

(9) the Company or any Restricted Subsidiary from Incurring Obligations for, pledges of assets in respect of, and guaranties of, bond financings of political subdivisions or enterprises thereof in the ordinary course of business;

(10) the Company or any Restricted Subsidiary from Incurring Indebtedness owed to a seller of raw land, entitled land, lots under development, finished lots or other real property under the terms of which the Company or such Restricted Subsidiary, as obligor, is required to make a payment upon the future sale of such land or lots;

(11) Indebtedness of the Company or any Restricted Subsidiary under Hedging Obligations entered into for bona fide hedging purposes of the Company or any Restricted Subsidiary not for the purpose of speculation; provided, however, that in the case of Hedging Obligations relating to interest rates, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be Incurred under this Indenture and (ii) the notional principal amount of such Hedging Obligations at the time Incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(12) Non-Recourse Indebtedness of the Company or any Restricted Subsidiary Incurred for the acquisition, development and/or improvement of real property and secured by Liens only on such real property and Directly Related Assets;

(13) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(14) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(15) Guarantees by the Company or any Restricted Subsidiary in respect of Indebtedness incurred by Joint Ventures or joint ventures in the form of Unrestricted Subsidiaries that are not Wholly Owned Subsidiaries in an aggregate amount not to exceed the greater of (i) $5.0 million and (ii) 1.0% of Consolidated Tangible Assets at any time outstanding;

(16) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (i) the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the Fair

Market Value of such non-cash proceeds being measured at the time received and without giving effect to subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition and (ii) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (16)); and

(17) the Company or any Restricted Subsidiary from Incurring Indebtedness in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $25.0 million and (ii) 5.25% of Consolidated Tangible Assets.

(c) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur Indebtedness the proceeds of which are used, directly or indirectly, to refinance any Subordinated Indebtedness, unless such Indebtedness will also be subordinated to the Notes to at least the same extent as such Subordinated Indebtedness. A Non-Guarantor Subsidiary will not be permitted to Incur Indebtedness if the proceeds are used to refinance Indebtedness of the Company or a Subsidiary Guarantor. The Company and the Subsidiary Guarantors will not be permitted to Incur Indebtedness that is contractually subordinated to any other Indebtedness of the Company or such Subsidiary Guarantor, unless such Indebtedness is also contractually subordinated to the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness.

(d) This Indenture will not treat unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured. This Indenture will not treat senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

(e) Except as permitted by Section 4.09(b)(15) above, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Indebtedness. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 4.09, the Company shall be in Default of this Section 4.09).

(f) For purposes of determining compliance with this Section 4.09, in the event an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 4.09(b) or is entitled to be Incurred pursuant to the Ratio Exception, the Company, in its sole discretion, shall classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described, in any manner that complies with this Section 4.09 and may from time to time reclassify such item of Indebtedness in any manner in which such item could be Incurred at the time of such reclassification; provided that all Indebtedness (or the portion thereof) under Credit Facilities Incurred under Section 4.09(b)(3) shall be deemed Incurred under Section 4.09(b)(3) and not the Ratio Exception or Section 4.09(b)(1) and may not later be reclassified. For purposes of determining whether Indebtedness can be Incurred pursuant to the Ratio Exception, the Company may elect, pursuant to an Officers’ Certificate delivered to the Trustee, to treat all or a portion of a revolving commitment under any Credit Facility as Incurred and outstanding Indebtedness (along with all associated interest expense) at the time such revolving commitments are established and for so long as such revolving commitments remain outstanding, regardless of whether fully drawn at the time of establishment. As a result of such election, any subsequent Incurrence of Indebtedness under such revolving commitment shall not be deemed an Incurrence of additional Indebtedness.

(g) The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.09. In addition, for purposes of determining any particular amount of Indebtedness under this Section 4.09, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as Incurred by a Person that could have Incurred such Indebtedness. Further, for purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred (in the case of term Indebtedness) or committed (in the case of revolving credit Indebtedness); provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.10 Limitations on Liens.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur, assume, permit or suffer to exist any Liens, other than Permitted Liens, on any of its or their assets (including Capital Stock of a Restricted Subsidiary), property, income, proceeds or profits therefrom (whether owned as of the Issue Date or thereafter acquired) to secure any Indebtedness unless contemporaneously therewith or prior thereto all payments due under this Indenture and the Notes (or under a Subsidiary Guarantee in the case of Liens of a Subsidiary Guarantor) are secured on an equal and ratable basis (or on a superior basis, in the event the other Indebtedness is Subordinated Indebtedness) with the obligation or liability so secured until such time as such obligation or liability is no longer secured by a Lien.

(b) Any Lien created for the benefit of the Holders of the Notes pursuant to this Section 4.10 shall be deemed automatically and unconditionally released and discharged upon the release and discharge of the Liens securing such other Indebtedness.

(c) The expansion of Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuation in the exchange rate of currencies will not be deemed to be an Incurrence of Liens for purposes of this Section 4.10.

Section 4.11 Future Subsidiary Guarantors.

(a) The Company will cause each Restricted Subsidiary that becomes a borrower under the Senior Credit Facilities or that guarantees, on the Issue Date or at any time thereafter, Obligations under the Senior Credit Facilities or any other Indebtedness of the Company or any Subsidiary Guarantor to execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit C hereto pursuant to which such Restricted Subsidiary will irrevocably and unconditionally guarantee, on a joint and several basis, for so long as such Restricted Subsidiary is a Subsidiary Guarantor, the full and prompt payment of the principal of, premium, if any, and interest (including Additional Interest, if any) in respect of the Notes on a senior basis and all other Obligations under this Indenture.

Section 4.12 Limitations on Restrictions on Distribution from Restricted Subsidiaries.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, assume or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits, owned by the Company or any of its other Restricted Subsidiaries, or pay interest on or principal of any Indebtedness owed to the Company or any of its other Restricted Subsidiaries;

(2) make loans or advances or pay any Indebtedness or other obligation owed to the Company or any of its other Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its other Restricted Subsidiaries.

(b) Notwithstanding the foregoing, the provisions of this Indenture will not prevent encumbrances or restrictions existing under or by reason of:

(1) applicable law;

(2) agreements evidencing Existing Indebtedness or other agreements existing on the date of this Indenture as in effect on the Issue Date;

(3) Acquired Indebtedness; provided that any such restrictions and encumbrances apply only to the obligor on such Indebtedness and its Subsidiaries and that such Acquired Indebtedness was not Incurred by the Company or any of its Subsidiaries or by the Person being acquired in connection with or in anticipation of such acquisition;

(4) Refinancing Indebtedness; provided that any such restrictions and encumbrances are not materially more restrictive than those under the agreement creating or evidencing the Indebtedness being exchanged, redeemed, refunded, refinanced, replaced or extended;

(5) customary non-assignment provisions in leases, licenses, encumbrances, contracts or similar assets entered into or acquired in the ordinary course of business;

(6) agreements entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(7) this Indenture, the Notes, the Subsidiary Guarantees or the Exchange Notes (including any guarantee of such Exchange Notes);

(8) purchase money obligations or Capitalized Lease Obligations that impose restrictions on the property so acquired of the nature described in Section 4.12(a)(3);

(9) Liens permitted under this Indenture securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

(10) provisions in leases, partnership agreements, limited liability company, organizational governance documents, joint venture agreements, joint development agreement, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business (as determined in good faith by the Company) that restrict the transfer or Incurrence of a Lien on any ownership interests, assets, property or leasehold interests;

(11) customary provisions of any franchise, distribution or similar agreements arising in the ordinary course of business (as determined in good faith by the Company);

(12) agreements entered into in the ordinary course of business imposing restrictions on cash or other deposits or net worth;

(13) Indebtedness Incurred in compliance with Section 4.09; provided that such restrictions, taken as a whole, are, in the good faith determination of the Board of Directors of the Company, (i) not more materially restrictive with respect to such encumbrances and restrictions than those contained in this Indenture as in effect on the Issue Date or (ii) will not materially affect the Company’s ability to make anticipated principal or interest payments on the Notes; and

(14) amendments, modifications, restatements, renewals, supplements, refinancings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (2), (3), (4) or (13) of this Section 4.12(b); provided that such amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings are, in the good faith determination of the Board of Directors of the Company, not materially more restrictive than those contained in such contracts, instruments or obligations prior to such amendment, modification, restatement, renewal, supplement, refunding, replacement or refinancing.

Section 4.13 Limitations on Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, in one transaction or a series of related transactions, make any Investment, loan, advance, guarantee or capital contribution to or for the benefit of, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or otherwise enter into or conduct any transaction with, or for the benefit of, (i) any Affiliate of the Company or any Affiliate of the Company’s Restricted Subsidiaries or (ii) any Person (or any Affiliate of such Person) holding 10% or more of the Common Equity of the Company or any of its Subsidiaries (each an “Affiliate Transaction”), except on terms that are no less favorable to the Company or the relevant Restricted Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate; provided that

(1) with respect to any Affiliate Transaction involving or having aggregate value or consideration in excess of $10.0 million, the Company will deliver to the Trustee an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.13(a) and either (x) a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by a majority of the disinterested members of the Board of Directors of the Company approving such Affiliate Transaction (and such majority determines that such Affiliate Transaction complies with this Section 4.13(a)) or (y) a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by the Board of Directors of the Company approving such Affiliate Transaction (and determining that such Affiliate Transaction complies with this Section 4.13(a)), together with the written opinion or appraisal described in clause (2) below; and

(2) with respect to any Affiliate Transaction involving or having an aggregate value or consideration of $25.0 million or more, the Company will deliver to the Trustee the certificates described in the preceding clause (1) and either (x) a written opinion as to the fairness of such Affiliate Transaction to the Company or the Restricted Subsidiary engaging in the Affiliate Transaction from a financial point of view or (y) a written appraisal supporting the value of such Affiliate Transaction, in either case, issued by an Independent Financial Advisor.

(b) Notwithstanding the foregoing, an “Affiliate Transaction” will not include:

(1) any contract, agreement or understanding with, or for the benefit of, or plan for the benefit of, employees of the Company or its Subsidiaries (in their capacity as such) that has been approved by the Company’s Board of Directors;

(2) reasonable director, officer, employee and consultant compensation (including bonuses) and other benefits (including retirement, health, stock and other benefit plans) and indemnification arrangements;

(3) Capital Stock issuances to members of the Board of Directors, officers and employees of the Company or its Subsidiaries pursuant to plans approved by the equity holders of the Company;

(4) any Restricted Payment otherwise permitted under and made in accordance with Section 4.08;

(5) any Permitted Investment;

(6) any transaction between or among the Company and one or more Restricted Subsidiaries or a Restricted Subsidiary and one or more other Restricted Subsidiaries;

(7) any sale or issuance of Capital Stock (other than Disqualified Stock) of the Company;

(8) any agreement as in effect as of the Issue Date or any extension, amendment or modification thereto (so long as any such extension, amendment or modification satisfies the requirements set forth in Section 4.13(a)) or any transaction contemplated by such agreement; or

(9) any transaction in the ordinary course of business with a Joint Venture that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in such Joint Venture.

Section 4.14 Change of Control.

(a) Following the occurrence of any Change of Control, unless the Company has exercised its right to redeem all of the Notes pursuant to Sections 3.03 and 3.07, the Company will so notify the Trustee in writing by delivery of an Officers’ Certificate and will offer to purchase all of the Notes (a “Change of Control Offer”) from all Holders. The Company will purchase the Notes of Holders accepting such Change of Control Offer on the date fixed for the closing of such Change of Control Offer (which shall not be earlier than the second business day after the expiration time of such Change of Control Offer) (the “Change of Control Payment Date”) at an offer price in cash in an amount equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the Change of Control Payment Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Change of Control Payment Date) (the “Change of Control Price”).

(b) Within 30 days after the date on which a Change of Control occurs, the Company (with written notice to the Trustee) or the Trustee at the Company’s written request (and at the expense of the Company) will give to all Persons who were Holders on the date of the Change of Control at their respective addresses appearing in the Note Register, a notice of such occurrence and of such Holder’s rights arising as a result thereof. Such notice shall specify, among other items,

(1) that a Change of Control Offer is being made pursuant to this Section 4.14, the expiration time for such Change of Control Offer (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or otherwise delivered in accordance with the applicable procedures of the Depositary) and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Company at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the applicable Record Date to receive interest due on an Interest Payment Date falling prior to or on the Change of Control Payment Date);

(2) the Change of Control Payment Date;

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest (subject to clause (7) below);

(4) that, unless the Company defaults in the payment of the Change of Control Price, any Note accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” attached to such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders shall be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the Paying Agent receives at the address specified in the notice, not later than the expiration time of such Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that, if a Holder is tendering less than all of its Notes, such Holder will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (the unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof); and

(8) the other procedures, as determined by the Company, consistent with this Section 4.14 that a Holder must follow.

The notice, if mailed or otherwise delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (A) the notice is mailed or otherwise delivered in a manner herein provided and any Holder fails to receive such notice or (B) a Holder receives a notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect.

(c) In the event of a Change of Control Offer, the Company will only be required to accept Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000.

(d) On the Change of Control Payment Date in connection with which the Change of Control Offer is being made, the Company will (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money sufficient, in immediately available funds, to pay the purchase price of all Notes or portions thereof so accepted and (iii) deliver to the Paying Agent an Officers’ Certificate identifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent will promptly mail (or otherwise deliver in accordance with the applicable procedures of the Depositary) to Holders of Notes so accepted payment in an amount equal to the Change of Control Price of the Notes purchased from each such Holder, and the Company will execute and, upon receipt of an Officers’ Certificate of the Company, the Trustee will promptly authenticate and mail (or otherwise deliver in accordance with the applicable procedures of the Depositary) (or cause to be transferred by book entry in the case of a Global Note) to such Holder of a Note a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof. Any Notes not so accepted will be promptly mailed or delivered by the Paying Agent at the Company’s expense to the Holder thereof. The Company will publicly announce the results of the Change of Control Offer promptly after the Change of Control Payment Date.

(e) Prior to paying the Change of Control Price, and as a condition to such payment, the Company will be required to repay, or obtain the consent of the requisite lenders or holders of, Indebtedness Incurred or issued under the Senior Credit Facilities and under any indentures or other agreements that are violated by the payment of the Change of Control Price. The Company covenants to effect such repayments or obtain such consents prior to paying the Change of Control Price, it being a default of the Change of Control provisions of this Indenture if the Company fails to comply with such covenant.

(f) The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(g) The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of the conflict.

(h) Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06.

Section 4.15 Limitations on Asset Sales.

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale unless:

(1) the Company or such Restricted Subsidiary receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Sale) of the assets included in such Asset Sale; and

(2) at least 70% of the total consideration received in such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents.

(b) For purposes of Section 4.15(a), the following shall be deemed to be cash:

(1) the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Company or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Company and all Restricted Subsidiaries are validly and unconditionally released by the holder of such Indebtedness;

(2) the amount of any obligations received from such transferee that are within 30 days following the consummation of such Asset Sale converted by the Company or such Restricted Subsidiary to cash (to the extent of the cash actually so received); and

(3) the Fair Market Value of any assets received by the Company or any Restricted Subsidiary to be used by it in the Real Estate Business (other than securities, unless such securities represent Capital Stock of an entity engaged in the Real Estate Business, such entity becomes a Restricted Subsidiary and the Company or a Restricted Subsidiary acquires voting and management control of such entity).

(c) If at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Proceeds thereof shall be applied in accordance with this Section 4.15.

(d) If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company or such Restricted Subsidiary shall, no later than 365 days following the consummation thereof, apply all or any of the Net Proceeds therefrom:

(1) to permanently repay, prepay, redeem or repurchase:

(i) Obligations under Indebtedness (other than Disqualified Stock or Subordinated Indebtedness) secured by Permitted Liens pursuant to clauses (9), (10), (11), (12) and (24) of the definition of “Permitted Liens” (whose commitments shall be correspondingly reduced permanently upon such repayment or prepayment), other than Indebtedness owed to the Company or another Restricted Subsidiary of the Company;

(ii) Obligations under the Notes on a pro rata basis (based on the amount so applied to such repayments or prepayments) by, at the Company’s option, (A) redeeming Notes pursuant to Sections 3.03 and 3.07, (B) making an offer (in accordance with the offer procedures for Excess Proceeds set forth below) to all Holders to purchase all or a portion of their Notes at a price of 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to but excluding the date of purchase or (C) purchasing Notes through privately negotiated transactions or open market purchases, in a manner that complies with this Indenture and applicable securities law, at a price not less than 100% of the principal amount thereof, plus the accrued and unpaid interest, if any, thereon to but excluding the date of purchase;

(iii) Obligations under any Pari Passu Indebtedness of the Company or any Restricted Subsidiary, other than Indebtedness owed to the Company or another Restricted Subsidiary; provided that if the Company or any such Restricted Subsidiary shall so repay or prepay any such Pari Passu Indebtedness, the Company will reduce Obligations under the Notes on a pro rata basis (based on the amount so applied to such repayments or prepayments) in accordance with Section 4.15(d)(1)(ii); or

(iv) Indebtedness of a Non-Guarantor Subsidiary of the Company, other than Indebtedness owed to the Company or another Restricted Subsidiary;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Person in the Real Estate Business, if, after giving effect to any such acquisition of Capital Stock, such Person is or becomes a Restricted Subsidiary;

(3) to make a capital expenditure;

(4) to acquire additional assets or improve or develop existing assets to be used in the Real Estate Business; or

(5) to make any combination of the foregoing payments, redemptions, repurchases or investments.

(e) Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

(f) The amount of Net Proceeds not applied or invested as provided in Section 4.15(d) will constitute “Excess Proceeds.”

(g) When the aggregate amount of Excess Proceeds equals or exceeds $10.0 million, the Company will be required to make an offer to purchase the maximum amount of Notes from all Holders and, if applicable, redeem (or make an offer to redeem) Pari Passu Indebtedness the terms of which require the Company to redeem (or offer to redeem) such Indebtedness with the proceeds from any Asset Sales that may be purchased or redeemed with such Excess Proceeds. The purchase of Notes shall be in minimum denominations of $2,000 or integral multiples of $1,000 in excess thereof; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000. The procedures for such purchase and redemption shall be as follows:

(1) the Company will (a) make an offer to all Holders to purchase Notes (a “Net Proceeds Offer”) in accordance with the procedures set forth in this Indenture and (b) redeem (or make an offer to redeem) any such Pari Passu Indebtedness, pro rata in proportion to the aggregate principal amount of the Notes and such other Indebtedness required to be redeemed, the maximum amount of Notes and Pari Passu Indebtedness that may be redeemed with such Excess Proceeds;

(2) the offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to but excluding the date such Net Proceeds Offer is consummated (the “Offered Price”) (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the date of consummation), in accordance with the procedures set forth in this Indenture, and the redemption price for such Pari Passu Indebtedness (the “Pari Passu Indebtedness Price”), and the redemption procedures for such Pari Passu Indebtedness shall be as set forth in the related documentation governing such Indebtedness; provided that the Offered Price plus the Pari Passu Indebtedness Price (the “Payment Amount”), in the aggregate, will not exceed such Excess Proceeds;

(3) the Net Proceeds Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Net Proceeds Offer Period”). No later than five Business Days after the termination of the Net Proceeds Offer Period (the “Net Proceeds Purchase Date”), the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary (provided that the authorized denominations of the Notes must be maintained), the Notes and Pari Passu Indebtedness or portions thereof validly tendered and not properly withdrawn pursuant to the Net Proceeds Offer in an amount not to exceed the Payment Amount, or, if less than the Payment Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Indebtedness so tendered. The Company will deliver, or cause to be delivered, to the Trustee the Notes so accepted and an Officers’ Certificate stating the aggregate principal amount of Notes so accepted and that such Notes were accepted for payment by the Company in accordance with the terms of this Section 4.15. In addition, the Company will deliver all certificates and instruments required, if any, by the agreements governing the Pari Passu Indebtedness. Any Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof;

(4) on or before the Net Proceeds Purchase Date, the Company will apply all Excess Proceeds to pay the Payment Amount or, if less than the Payment Amount has been so validly tendered, all Notes and Pari Passu Indebtedness validly tendered in response to the Net Proceeds Offer. Payment of the Offered Price for any Notes so purchased will be made in the same manner as interest payments are made; and

(5) the Company will promptly issue a new Note, and the Trustee will authenticate and mail (or otherwise deliver in accordance with the applicable procedures of the Depositary for all Global Notes) such new Note to such Holder in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Indebtedness.

(h) To the extent that the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the amount of Excess Proceeds available for such Net Proceeds Offer, the Company may use such remaining Excess Proceeds for general corporate purposes, subject to the provisions of this Indenture, and such remaining Excess Proceeds shall no longer be deemed Excess Proceeds or be subject to this Section 4.15. If the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price to be paid to the holders of such Pari Passu Indebtedness exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Company shall select such Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate accreted value or principal amount of tendered Notes and Pari Passu Indebtedness; provided that the selection of such Pari Passu Indebtedness shall be made pursuant to the terms of such Pari Passu Indebtedness.

(i) The Company may enter into other arrangements or Incur other Indebtedness that may be violated by the payment of the Offered Price or Pari Passu Indebtedness Price, or may otherwise limit the Company from purchasing any Notes pursuant to this Section 4.15. In the event that the Company is contractually prohibited from purchasing the Notes, the Company could attempt to repay all such Indebtedness and/or obtain consents from the holders of such Indebtedness. If the Company does not repay all such Indebtedness or obtain such consents, it will remain contractually prohibited from purchasing the Notes and the Company’s failure to make any required repurchases in accordance with this Section 4.15will create an Event of Default under this Indenture.

(j) The Company will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.15, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.15 by virtue of such compliance.

Section 4.16 Limitations on Business Activities.

(a) The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Real Estate Business.

ARTICLE 5

SUCCESSORS

Section 5.01 Limitations on Mergers and Consolidations.

(a) The Company will not, directly or indirectly, in a single transaction or a series of related transactions, consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets (including, without limitation, by way of liquidation or dissolution) (as an entirety or substantially in one transaction or series of related transactions), to any Person unless:

(1) either (i) the Company will be the surviving or continuing Person; or (ii) the Person formed by or surviving such consolidation or merger, or to which such sale, lease, conveyance or other disposition or assignment will be made (collectively, the “Successor”) is a solvent corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor expressly assumes by supplemental indenture all of the obligations of the Company under the Notes and this Indenture and assumes by written agreement all of the obligations of the Company under the Registration Rights Agreement;

(2) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing;

(3) in the case of any such consolidation, merger, or sale, lease, conveyance or other disposition or assignment involving the Company, immediately after giving effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable Four-Quarter Period, and the use of any net proceeds therefrom, on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio of the Successor would be such that the Successor would be entitled to Incur at least $1.00 of additional Indebtedness under such Consolidated Fixed Charge Coverage Ratio test in Section 4.09(a);

(4) each Subsidiary Guarantor (unless it is the other party to the transactions described above) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Successor’s obligations under this Indenture and the Notes and shall have by written agreement confirmed that its obligations under the Registration Rights Agreement shall continue to be in effect; and

(5) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, or sale, lease, conveyance or other disposition or assignment, and such supplemental indenture, if any, comply with this Indenture

(b) No Subsidiary Guarantor may consolidate with or merge with or into, or sell, lease convey or otherwise dispose of all or substantially all of its assets (including, without limitation, by way of liquidation or dissolution) (as an entirety or substantially in one transaction or series of related transactions) to any Person (other than to the Company or another Subsidiary Guarantor) unless:

(1) (i) either (A) such Subsidiary Guarantor will be the surviving or continuing Person; or (B) the Person formed by or surviving any such consolidation or merger, or to which such sale, lease, conveyance or other disposition or assignment will be made (collectively, the “Successor Guarantor”) is a solvent corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor Guarantor expressly assumes by supplemental indenture all of the obligations of such Subsidiary Guarantor under such Subsidiary Guarantor’s Subsidiary Guarantee and this Indenture and assumes by written agreement all the obligations of such Subsidiary Guarantor under the Registration Rights Agreement; (ii) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing; and (iii) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, or sale, lease, conveyance or other disposition or assignment, and such supplemental indenture, if any, comply with this Indenture; or

(2) in the event the transaction results in the release of the Subsidiary Guarantee of such Subsidiary Guarantor under Section 10.06(a)(1), the transaction is made in compliance with Section 4.15.

(c) Notwithstanding the foregoing:

(1) any Restricted Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company or a Subsidiary Guarantor (or a

Subsidiary that becomes a Subsidiary Guarantor) so long as no Capital Stock of such Restricted Subsidiary is distributed to any Person other than the Company or another Restricted Subsidiary; provided that, in the case of a Restricted Subsidiary that merges into the Company or a Subsidiary Guarantor, the Company will not be required to deliver to the Trustee an Officers’ Certificate or an Opinion of Counsel pursuant to Section 5.01(a)(5) or clause (iii) of Section 5.01(b)(1), as the case may be; and

(2) the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating or forming the Company under the laws of the United States or any state thereof or the District of Columbia, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

(d) For purposes of the foregoing, the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of one or more Subsidiaries of the Company or a Subsidiary Guarantor, as the case may be, the Capital Stock of which constitutes all or substantially all of the assets of the Company or such Subsidiary Guarantor, will be deemed to be the disposition of all or substantially all of the assets of the Company or such Subsidiary Guarantor, as applicable.

Section 5.02 Successor Entity Substituted.

Upon any consolidation, combination or merger of the Company or a Subsidiary Guarantor, or any sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company or a Subsidiary Guarantor in accordance with this covenant in which the Company or such Subsidiary Guarantor is not the continuing obligor under the Notes or its Subsidiary Guarantee, as the case may be, the Successor or the Successor Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Company or such Subsidiary Guarantor under this Indenture, the Notes, the Subsidiary Guarantees and the Registration Rights Agreement with the same effect as if Successor or the Successor Guarantor, as the case may be, had been named therein as the Company or such Subsidiary Guarantor and the Company or such Subsidiary Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Subsidiary Guarantee, as the case may be, and all of the Company’s or such Subsidiary Guarantor’s other obligations and covenants under the Notes, this Indenture and its Subsidiary Guarantee, if applicable; provided that in the case of a lease of all or substantially of the Company’s assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes and the Subsidiary Guarantors will not be released from their obligations under the Subsidiary Guarantees.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

(a) Each of the following is an “Event of Default”:

(1) the failure by the Company to pay interest or Additional Interest (as required by the Registration Rights Agreement) on any Note when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

(2) the failure by the Company to pay the principal or premium of any Note when the same becomes due and payable at maturity, upon redemption, upon purchase, upon acceleration or otherwise (including the failure to make payment pursuant to a Change of Control Offer or a Net Proceeds Offer);

(3) the failure by the Company or any Subsidiary Guarantor to comply with any of its agreements or covenants in Section 5.01;

(4) the failure by the Company or any of its Restricted Subsidiaries to comply with any of its agreements or covenants in, or provisions of, the Notes, the Subsidiary Guarantees or this Indenture (in each case, other than those listed in clauses (1), (2) or (3) above) and such failure continues for the period and after the notice specified below;

(5) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness (other than Non-Recourse Indebtedness) for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the Issue Date, which default:

(i) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness; or

(ii) results in the acceleration of such Indebtedness prior to its maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6) a final judgment or judgments or orders that exceed $25.0 million or more in the aggregate, for the payment of money, having been entered by a court or courts of competent jurisdiction against the Company or any of its Restricted Subsidiaries and such judgment or judgments is not satisfied, stayed, annulled or rescinded within 60 days after the later of the date on which the right to appeal thereof has expired if no such appeal has commenced or the date on which all rights to appeal have been extinguished;

(7) the Company or any Material Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Material Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief against it in an involuntary case;

(iii) consents to the appointment of a Custodian of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) generally is not paying its debts as they become due;

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company or any Material Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Material Subsidiary as debtor in an involuntary case;

(ii) appoints a Custodian of the Company or any Material Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Material Subsidiary or a Custodian for all or substantially all of the property of the Company or any Material Subsidiary; or

(iii) orders the liquidation of the Company or any Material Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Material Subsidiary;

and the order or decree remains unstayed and in effect for 60 days; or

(9) the Subsidiary Guarantee of any Subsidiary Guarantor that is a Material Subsidiary (or all of the Subsidiary Guarantees of any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Material Subsidiary) ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee and this Indenture) or is declared null and void and unenforceable or found to be invalid, or any Subsidiary Guarantor that is a Material Subsidiary (or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Material Subsidiary) denies its liability under its Subsidiary Guarantee(s) (other than by reason of release of a Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of this Indenture and the Subsidiary Guarantee).

(b) However, a Default under clause (4) of this Section 6.01(a) will not be deemed an Event of Default until the Trustee notifies the Company, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes notify the Company and the Trustee, of the Default and the Company does not cure the Default within 60 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.” If such a Default is cured within such time period, it ceases.

Section 6.02 Acceleration.

(a) If an Event of Default (other than an Event of Default specified in clauses (7) and (8) of Section 6.01(a)) occurs and is continuing, the Trustee by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes by written notice to the Company and the Trustee, may declare the principal, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable immediately. Upon such declaration of acceleration, such principal, premium, if any, and accrued and unpaid interest, if any, will be due and payable immediately.

(b) In case an Event of Default specified in clauses (7) and (8) of Section 6.01(a) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes will ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee, the Company or any Holders.

(c) In the event of a declaration of acceleration of the Notes because an Event of Default specified in clause (5) of Section 6.01(a) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if:

(1) the default triggering such Event of Default pursuant to clause (5) of Section 6.01(a) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto; and

(2) (A) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (B) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

(d) The Holders of a majority in principal amount of the outstanding Notes may waive all past Defaults (other than any Default or Event of Default in payment of principal, premium or interest) or rescind any acceleration with respect to the Notes and its consequences (except a default or acceleration due to nonpayment of principal, premium or interest on the Notes) if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of the principal of, premium, if any, and interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

The Holders of a majority in principal amount of the outstanding Notes by written notice to the Trustee may on behalf of all Holders waive any existing Default or Event of Default and its consequences hereunder, except:

(1) a continuing Default or Event of Default in the payment of the principal, premium, if any, or interest on any Note held by a non-consenting Holder (including in connection with a Net Proceeds Offer or a Change of Control Offer); and

(2) a Default with respect to a provision that under Section 9.02 cannot be amended without the consent of each Holder affected;

provided that, the Holders of a majority in principal amount of the then outstanding Notes may rescind an acceleration and its consequences pursuant to Section 6.02(d). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Subject to Section 7.01(e), the Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law, this Indenture, the Notes or any Subsidiary Guarantee, or that the Trustee determines in good faith is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

Section 6.06 Limitation on Suits.

Subject to Section 6.07, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) the Holders of at least 25% in principal amount of the then outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the then outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07 Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium, if any, and interest on its Note, on or after the respective due dates expressed or provided for in such Note (including in connection with a Net Proceeds Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company and any other obligor on the Notes for the whole amount of principal, premium, if any, and interest remaining unpaid on the Notes, together with interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel.

Section 6.09 Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Subsidiary Guarantors, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10 Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy are, to the extent permitted by law, cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11 Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12 Trustee May File Proofs of Claim.

The Trustee may file proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes, including the Subsidiary Guarantors), its creditors or its property and is entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims. Any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13 Priorities.

If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money in the following order:

(1) to the Trustee and its agents and attorneys for amounts due under Section 7.07, including payment of all reasonable compensation, fees, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

(3) to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(4) to the Company or to such party as a court of competent jurisdiction shall direct, including a Subsidiary Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13. Promptly after any record date is set pursuant to this Section 6.13, the Trustee shall cause notice of such record date and payment date to be given to the Company and to each Holder in the manner set forth in Section 11.02.

Section 6.14 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this clause (c) does not limit the effect of clause (b) of this Section 7.01;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b) and (c) of this Section 7.01.

(e) If an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture, the Notes and the Subsidiary Guarantees at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine in good faith to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both subject to the other provisions of this Indenture. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company or a Subsidiary Guarantor shall be sufficient if signed by an Officer of the Company or such Subsidiary Guarantor.

(f) None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if an indemnity reasonably satisfactory to it against such risk or liability is not assured to it.

(g) The Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the existence of a Default or Event of Default, the Notes and this Indenture.

(h) In no event shall the Trustee be responsible or liable for special, indirect, or consequential or punitive loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j) The Trustee shall not at any time be under any duty or responsibility to any Holders to determine whether the Additional Interest is payable and the amount thereof.

(k) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(l) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m) Any permissive right or authority granted to the Trustee in this Indenture shall not be construed as a mandatory duty.

Section 7.03 Individual Rights of Trustee.

The Trustee or any Agent in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee or such Agent. However, in the event that the Trustee acquires any conflicting interest within the meaning of Trust Indenture Act Section 310(b) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if this Indenture has been qualified under the Trust Indenture Act) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11.

Section 7.04 Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication on the Notes.

Section 7.05 Notice of Defaults.

If a Default occurs and is continuing and is known to a Responsible Officer of the Trustee, the Trustee will send to each Holder a notice of the Default within 90 days after it occurs or becomes known to the Trustee. Except in the case of an Event of Default specified in clauses (1) or (2) of Section 6.01(a), the Trustee may withhold from the Holders notice of any continuing Default if the Trustee determines in good faith that withholding the notice is in the interests of the Holders.

Section 7.06 Reports by Trustee to Holders of the Notes.

(a) Within 60 days after each June 1, beginning with the June 1 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall send to the Holders of the Notes a brief report dated as of such reporting date that complies with Trust Indenture Act Section 313(a) (but if no event described in Trust Indenture Act Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with Trust Indenture Act Section 313(b)(2). The Trustee shall also send all reports as required by Trust Indenture Act Section 313(c).

(b) A copy of each report at the time it is sent to the Holders shall be mailed to the Company and filed with the SEC and each national securities exchange on which the Notes are listed in accordance with Trust Indenture Act Section 313(d). The Company shall promptly notify the Trustee in writing in the event the Notes are listed on any national securities exchange or delisted therefrom.

Section 7.07 Compensation and Indemnity.

(a) The Company and the Subsidiary Guarantors, jointly and severally, shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Company and the Subsidiary Guarantors, jointly and severally, shall indemnify the Trustee for, and hold each of the Trustee and any predecessor harmless against, any and all loss, damage, claims, liability or expense (including attorneys’ fees and expenses) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Company or any Subsidiary Guarantor (including this Section 7.07)) or defending itself against any claim whether asserted by any Holder, the Company or any Subsidiary Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee may have separate counsel and the Company shall pay the fees and expenses of such counsel. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, negligence or bad faith.

(c) The obligations of the Company and the Subsidiary Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

(d) To secure the payment obligations of the Company and the Subsidiary Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(7) or (8) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time by giving 30 days’ prior notice of such resignation to the Company and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a receiver or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(b) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the successor Trustee to replace it with another successor Trustee appointed by the Company.

(c) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Company’s expense), the Company or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(d) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall send a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and such transfer shall be subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

(f) As used in this Section 7.08, the term “Trustee” shall also include each Agent.

Section 7.09 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the successor corporation or national banking association without any further act shall be the successor Trustee, subject to Section 7.10.

Section 7.10 Eligibility; Disqualification.

(a) There shall at all times be a Trustee hereunder that is a corporation or national banking association organized and doing business under the laws of the United States or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

(b) This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2) and (5). The Trustee is subject to Trust Indenture Act Section 310(b).

Section 7.11 Preferential Collection of Claims Against the Company.

The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at its option and at any time, elect to have either Section 8.02 or Section 8.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

(a) Upon the Company’s exercise under Section 8.01 of the Legal Defeasance option, the Company and the Subsidiary Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to this Indenture, all outstanding Notes and Subsidiary Guarantees on the date the conditions set forth below are satisfied

(“Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (1) through (4) below, and to have satisfied all of its other obligations under such Notes and this Indenture, including that of the Subsidiary Guarantors (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders to receive payments in respect of the principal, premium, if any, and interest on the Notes when such payments are due, solely out of the trust created pursuant to this Indenture referred to in Section 8.04;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of transfer and exchange of the Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) this Section 8.02.

(b) Following the Company’s exercise of its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default.

(c) Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03 Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 of the Covenant Defeasance option, the Company and the Subsidiary Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 4.03, 4.05, 4.06, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15 and 4.16, and clause (3) of Section 5.01(a) with respect to the outstanding Notes, and the Subsidiary Guarantors shall be deemed to have been discharged from their obligations with respect to all Subsidiary Guarantees, on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to this Indenture and the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture, and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 of the Covenant Defeasance option, subject to the satisfaction of the conditions set forth in Section 8.04, an Event of Default specified in Section 6.01(a)(3) that resulted solely from the failure of the Company to comply with clause (3) of Section 5.01(a), Sections 6.01(a)(4) that resulted solely from the failure of the Company or a Subsidiary Guarantor to comply with the covenant specified above, 6.01(a)(5), 6.01(a)(6), 6.01(a)(7) (solely with respect to Material Subsidiaries or any group of Restricted Subsidiaries that taken together (as of the date of the latest audited financial statements of the Company and its Restricted Subsidiaries) would constitute a Material Subsidiary), 6.01(a)(8) (solely with respect to Material Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited financial statements of the Company and its Restricted Subsidiaries) would constitute a Material Subsidiary) or 6.01(a)(9), in each case, shall not constitute an Event of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

(a) The following shall be the conditions to the exercise of either the Legal Defeasance option under Section 8.02 or the Covenant Defeasance option under Section 8.03 with respect to the Notes:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in amounts as will be sufficient, as confirmed, certified or attested by an Independent Financial Advisor in writing to the Trustee, without consideration of any reinvestment of interest, to pay the principal, premium, if any, and interest due on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company has delivered to the Trustee an Opinion of Counsel stating that, subject to customary assumptions and exclusions, (a) the Company has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case stating that, and based thereon such Opinion of Counsel will confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company has delivered to the Trustee an Opinion of Counsel stating that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, the Senior Credit Facilities or any other material agreement or material instrument (other than this Indenture) to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(5) the Company has delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company, any Subsidiary Guarantor or others;

(6) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with; and

(7) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officers’ Certificate referred to in clause (6) above).

Section 8.05 Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.

(a) Subject to Section 8.06, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or a Subsidiary Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium, if any, and interest on the Notes, but such money need not be segregated from other funds except to the extent required by law.

(b) The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders.

(c) Anything in this Article 8 to the contrary notwithstanding, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or U.S. Government Obligations held by it as provided in Section 8.04 which, in the opinion of an Independent Financial Advisor expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to the Company.

Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or U.S. Government Obligations in accordance with Section 8.02 or Section 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Subsidiary Guarantors’ obligations under this Indenture, the Notes and the Subsidiary Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or Section 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or Section 8.03, as the case may be; provided that, if the Company makes any payment of principal, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders.

(a) Notwithstanding Section 9.02, without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may amend this Indenture, the Notes and the Subsidiary Guarantees to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor entity of the obligations of the Company or any Subsidiary Guarantor under this Indenture, the Notes or the Subsidiary Guarantees in accordance with Article 5;

(3) provide for or facilitate the issuance of uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(4) comply with the rules of any applicable Depositary;

(5) add Subsidiary Guarantors with respect to the Notes or release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or this Indenture, in each case, in accordance with the applicable provisions of this Indenture;

(6) secure the Notes and the Subsidiary Guarantees;

(7) add covenants of the Company and its Restricted Subsidiaries or Events of Default for the benefit of Holders or to make changes that would provide additional rights to the Holders or to surrender any right or power conferred upon the Company or any Subsidiary Guarantor;

(8) make any change that does not adversely affect the legal rights of any Holder under this Indenture, the Notes or the Subsidiary Guarantees;

(9) evidence and provide for the acceptance of an appointment under this Indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of this Indenture;

(10) conform the text of this Indenture, the Notes or the Subsidiary Guarantees to any provision of the “Description of Notes” section of the offering memorandum, dated June 25, 2014, relating to the Notes to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Notes or the Subsidiary Guarantees, as certified in an Officers’ Certificate;

(11) make any amendment to the provisions of this Indenture relating to the transfer of, adding legends to, or removing legends from the Notes as permitted by this Indenture,

including, without limitation, to facilitate the issuance and administration of the Notes, the Exchange Notes or, if Incurred in compliance with this Indenture, Additional Notes; provided, however, that (A) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(12) comply with any requirement of the SEC in connection with any required qualification of this Indenture under the Trust Indenture Act; or

(13) provide for the issuance of Exchange Notes or private exchange notes (which shall be identical to Exchange Notes except that they will not be freely transferable) and which shall be treated, together with any outstanding Notes, as a single class of securities.

(b) Upon the request of the Company, and upon receipt by the Trustee of the documents described in Section 12.04, the Trustee shall join with the Company and the Subsidiary Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties, liabilities or immunities under this Indenture or otherwise.

Section 9.02 With Consent of Holders.

(a) Except as provided in Section 9.01 and this Section 9.02, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement this Indenture, the Notes and the Subsidiary Guarantees with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to Section 6.04 and Section 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Section 2.08 and Section 2.09 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

(b) Upon the request of the Company, and upon the filing with the Trustee of evidence of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02, Section 9.06 and Section 12.04, the Trustee shall join with the Company and the Subsidiary Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

(c) It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver. It shall be sufficient if such consent approves the substance of such proposed amendment, supplement or waiver.

(d) Without the consent of each affected Holder, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(3) reduce the principal of or change the fixed maturity of any Note or reduce the premium, if any, payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased pursuant to Section 3.07, Section 4.14 or Section 4.15, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (other than provisions specifying the notice periods for effecting a redemption or repurchase);

(4) make any Note payable in money or currency other than that stated in the Note;

(5) make any change in the amendment or waiver provisions which require each Holder’s consent;

(6) modify the ranking or priority of the Notes or any Subsidiary Guarantee;

(7) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or this Indenture otherwise than in accordance with the terms of this Indenture;

(8) waive a continuing Default or Event of Default in the payment or principal, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration); or

(9) impair the right of any Holder to receive payment of principal, premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes

(e) A consent to any amendment, supplement or waiver of this Indenture, the Notes or the Subsidiary Guarantee by any Holder given in connection with a purchase, tender or exchange of such Holder’s Notes will not be rendered invalid by such purchase, tender or exchange.

Section 9.03 Compliance with Trust Indenture Act.

If this Indenture is qualified under the Trust Indenture Act, every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the Trust Indenture Act as then in effect.

Section 9.04 Revocation and Effect of Consents.

(a) Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

(b) The Company may, but shall not be obligated to, fix a Voting Record Date pursuant to Section 1.05 for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver.

(c) After an amendment, supplement or waiver under this Indenture becomes effective, the Company will give to the Holders a notice briefly describing such amendment, supplement or waiver. However, the failure of the Company to give such notice to all the Holders, or any defect in the notice, will not impair or affect the validity of any such amendment, supplement or waiver.

Section 9.05 Notation on or Exchange of Notes.

(a) The Trustee at the direction of the Company may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

(b) Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee to Sign Amendments, etc.

The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amendment, supplement or waiver, the Trustee shall be entitled to receive and (subject to Section 7.01) shall be fully protected in relying upon, in addition to the documents required by Section 12.04, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment, supplement or waiver is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company and any Subsidiary Guarantor party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03).

Section 9.07 Payments for Consent.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to all Holders and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment; provided that if such consents, waivers or amendments are sought in connection with an exchange offer where participation in such exchange offer is limited to Holders who are “qualified institutional buyers,” within the meaning of Rule 144A, or non-U.S. persons, within the meaning of Regulation S, then such consideration need only be offered to all Holders to whom the exchange offer is made and to be paid to all such Holders that consent, waive or agree to amend in such time frame.

ARTICLE 10

GUARANTEES

Section 10.01 Guarantee.

(a) Subject to this Article 10, each of the Subsidiary Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees, on a senior unsecured basis, to each Holder and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (1) the principal, premium, if any, and interest (including Additional Interest, if any) on the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal and interest on the Notes, if any, if lawful, and all other Obligations of the Company to the Holders or the Trustee hereunder or under the Notes shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise collectively, the “Guaranteed Obligations.” Failing payment by the Company when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Subsidiary Guarantors shall be jointly and severally obligated to pay the same immediately. Each Subsidiary Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Subsidiary Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Subsidiary Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Subsidiary Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture, or pursuant to Section 10.06.

(c) Each of the Subsidiary Guarantors also agrees, jointly and severally, to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) Incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Subsidiary Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Company or the Subsidiary Guarantors, any amount paid either to the Trustee or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e) Each Subsidiary Guarantor agrees that it shall not be entitled to any right of subrogation against the Company or any other Subsidiary Guarantor in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the

Subsidiary Guarantors for the purpose of this Subsidiary Guarantee. The Subsidiary Guarantors shall have the right to seek contribution from any non-paying Subsidiary Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantees, the Notes or this Indenture.

(f) Each Subsidiary Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or the Subsidiary Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(g) In case any provision of any Subsidiary Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(h) Each payment to be made by a Subsidiary Guarantor in respect of its Subsidiary Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02 Limitation on Subsidiary Guarantor Liability.

Each Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Subsidiary Guarantor not constitute a fraudulent conveyance or a fraudulent transfer for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Subsidiary Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Subsidiary Guarantors hereby irrevocably agree that the obligations of each Subsidiary Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under this Article 10, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee will be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment, determined in accordance with GAAP.

Section 10.03 Execution and Delivery.

(a) To evidence its Subsidiary Guarantee set forth in Section 10.01, each Subsidiary Guarantor hereby agrees that this Indenture shall be executed on behalf of such Subsidiary Guarantor by an Officer or person holding an equivalent title.

(b) Each Subsidiary Guarantor hereby agrees that its Subsidiary Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Subsidiary Guarantee on the Notes.

(c) If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Subsidiary Guarantees shall be valid nevertheless.

(d) The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Subsidiary Guarantee set forth in this Indenture on behalf of the Subsidiary Guarantors.

(e) If required by Section 4.11, the Company shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.11 and this Article 10, to the extent applicable.

Section 10.04 Subrogation.

Each Subsidiary Guarantor shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by any Subsidiary Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, no Subsidiary Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Notes shall have been paid in full.

Section 10.05 Benefits Acknowledged.

Each Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Subsidiary Guarantee are knowingly made in contemplation of such benefits.

Section 10.06 Release of Subsidiary Guarantees.

(a) A Subsidiary Guarantor will be released and discharged from all of its obligations under this Indenture (including its Subsidiary Guarantee) if:

(1) all or substantially all of the assets of such Subsidiary Guarantor or all (or a portion sufficient to cause such Subsidiary Guarantor to no longer be a Subsidiary of the Company) of the Capital Stock of such Subsidiary Guarantor is sold (including by consolidation, merger, issuance or otherwise) or disposed of (including by liquidation, dissolution or otherwise) by the Company or any of its Subsidiaries in compliance with the provisions of this Indenture, including Section 4.15 and Section 5.01;

(2) such Subsidiary Guarantor is designated an Unrestricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary”;

(3) such Subsidiary Guarantor is released or discharged from all guarantees of, or Indebtedness under, the Senior Credit Facilities and all other guarantees or Indebtedness that required the creation of the Subsidiary Guarantee under this Indenture, if such Subsidiary Guarantor would not then otherwise be required to provide a Subsidiary Guarantee; provided that if such Subsidiary Guarantor has Incurred any Indebtedness in reliance on its status as a Subsidiary Guarantor pursuant to Section 4.09, such Subsidiary Guarantor’s obligations under such Indebtedness so Incurred are satisfied in full and discharged or are otherwise permitted to be Incurred by a Non-Guarantor Subsidiary pursuant to Section 4.09; or

(4) the Company exercises its Legal Defeasance option or Covenant Defeasance option in Article 8 or the Company’s obligations under this Indenture are discharged in accordance with the terms of this Indenture;

(b) In the event that any released Subsidiary Guarantor (in the case of clause (2) and (3) above) thereafter borrows money or guarantees any Indebtedness of the Company or Subsidiary Guarantors, such former Subsidiary Guarantor will again provide a Subsidiary Guarantee.

(c) At the written request and expense of the Company, the Trustee shall execute and deliver any documents reasonably required in order to evidence such release, discharge and termination in respect of the applicable Subsidiary Guarantee.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01 Satisfaction and Discharge.

(a) This Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes, which shall survive until all Notes have been cancelled) as to all outstanding Notes when either:

(1) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from this trust) have been delivered to the Trustee for cancellation; or

(2) (i) all Notes not delivered to the Trustee for cancellation otherwise (A) have become due and payable or will become due and payable within one year or (B) have been called for redemption pursuant to Section 3.07 or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee and, in any case, the Company has irrevocably deposited or caused to be deposited with the Trustee trust funds, in trust, solely for the benefit of the Holders, U.S. legal tender, U.S. government obligations or a combination thereof, in such amounts as will be sufficient, as confirmed, certified or attested to by an Independent Financial Advisor in writing to the Trustee (without consideration of any reinvestment of interest), to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation, (ii) no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, the Senior Credit Facilities or any other material agreement or material instrument (other than this Indenture) to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound; (iii) the Company has paid all sums payable by it under this Indenture, and (iv) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

(b) In addition, the Company shall deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent to satisfaction and discharge has been satisfied. Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (i) of clause (2) of Section 11.01(a), the provisions of Section 11.02 and Section 8.06 shall survive.

Section 11.02 Application of Trust Money.

(a) Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee, but such money need not be segregated from other funds except to the extent required by law.

(b) If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Subsidiary Guarantor’s obligations under this Indenture, the Notes and the Subsidiary Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Company has made any payment of principal, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent, as the case may be.

ARTICLE 12

MISCELLANEOUS

Section 12.01 Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by Trust Indenture Act Section 318(c) in respect of Sections of the Trust Indenture Act that are incorporated by reference in this Indenture pursuant to Section 1.04, the imposed duties shall control.

Section 12.02 Notices.

(a) Any notice or communication to the Company, any Restricted Subsidiary or the Trustee is duly given if in writing and (1) delivered in person, (2) mailed by first-class mail (certified or registered, return receipt requested), postage prepaid, or overnight air courier guaranteeing next day delivery or (3) sent by facsimile or (in the case of the Company and any Restricted Subsidiary) electronic transmission, to its address:

if to the Company or any Restricted Subsidiary:

c/o AV Homes, Inc.

8601 N. Scottsdale Road, Suite 225

Fax No.: (480) 948-0701

Email: m.burnett@avhomesinc.com

Attention: Michael S. Burnett, Executive Vice President and Chief Financial Officer

with a copy to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

Fax No: (612) 766-1600

Email: michael.coddington@faegrebd.com

Attention: Michael Coddington

if to the Trustee:

Wilmington Trust, National Association

50 S. 6th Street, Suite 1290

Minneapolis, MN 55402

Fax No.: (612) 217-5651

Attention: AV Homes Account Administrator

The Company, any Restricted Subsidiary or the Trustee, by like notice, may designate additional or different addresses for subsequent notices or communications.

(b) All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; on the first date of which publication is made, if by publication; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; the next Business Day after timely delivery to the courier, if mailed by overnight air courier guaranteeing next day delivery; when receipt acknowledged, if sent by facsimile or (in the case of the Company or any Restricted Subsidiary) electronic transmission; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

(c) Any notice or communication to a Holder shall be mailed by first-class mail (certified or registered, return receipt requested) or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register or by such other delivery system as the Trustee agrees to accept. Any notice or communication shall also be so mailed to any Person described in Trust Indenture Act Section 313(c), to the extent required by the Trust Indenture Act. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

(d) Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(e) Notwithstanding any other provision herein, where this Indenture provides for notice of any event to any Holder of an interest in a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee), according to the applicable procedures of such Depositary, if any, prescribed for the giving of such notice.

(f) The Trustee agrees to accept and act upon notice, instructions or directions pursuant to this Indenture sent by mail or unsecured facsimile; provided, however, that (1) the party providing such written notice, instructions or directions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee in a timely manner, and (2) such originally executed notice, instructions or directions shall be signed by an authorized representative of the party providing such notice, instructions or directions. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reasonable reliance upon and compliance with such notice, instructions or directions notwithstanding such notice, instructions or directions conflict or are inconsistent with a subsequent notice, instructions or directions.

(g) If a notice or communication is sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(h) If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 12.03 Communication by Holders with Other Holders.

Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Restricted Subsidiaries, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).

Section 12.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company or any Subsidiary Guarantor to the Trustee to take any action under this Indenture, the Company or such Subsidiary Guarantor, as the case may be, shall furnish to the Trustee:

(1) an Officers’ Certificate in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05) stating that, in the opinion of the signer(s), all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with; provided that no Opinion of Counsel pursuant to this Section shall be required in connection with the issuance of Notes on the Issue Date.

Section 12.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.07 or Trust Indenture Act Section 314(a)(4)) shall include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officers’ Certificate as to matters of fact); and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 12.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07 No Personal Liability of Incorporators, Shareholders, Equity Holders, Officers, Directors or Employees.

No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or any Subsidiary Guarantor in this Indenture or in any of the Notes or the Subsidiary Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any past, present or future incorporator, shareholder, equity holder, member, partner, officer, director, employee or controlling person of the Company, any Subsidiary Guarantor or any successor Person thereof, as such. Each Holder, by accepting such Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities law.

Section 12.08 Governing Law.

THIS INDENTURE, THE NOTES AND ANY SUBSIDIARY GUARANTEE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 12.09 Waiver of Jury Trial.

EACH OF THE COMPANY, THE SUBSIDIARY GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE SUBSIDIARY GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.10 Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 12.11 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.12 Successors.

All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Subsidiary Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06.

Section 12.13 Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.14 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 12.15 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.16 Facsimile and PDF Delivery of Signature Pages.

The exchange of copies of this Indenture and of signature pages by facsimile or portable document format (“PDF”) transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 12.17 U.S.A. PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

Section 12.18 Payments Due on Non-Business Days.

In any case where any Interest Payment Date, redemption date or repurchase date or the Stated Maturity of the Notes shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes) payment of principal, premium, if any, or interest on the Notes need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, redemption date or repurchase date, or at the Stated Maturity of the Notes; provided that no interest will accrue for the period from and after such Interest Payment Date, redemption date, repurchase date or Stated Maturity, as the case may be.

Section 12.19 Qualification of Indenture.

The Company and the Subsidiary Guarantors shall qualify this Indenture under the Trust Indenture Act in accordance with the terms and conditions of the Registration Rights Agreement and shall pay all reasonable costs and expenses (including attorneys’ fees and expenses for the Company, the Subsidiary Guarantors and the Trustee) incurred in connection therewith, including, but not limited to, costs and expenses of qualification of this Indenture and the Notes and printing this Indenture and the Notes. The Trustee shall be entitled to receive from the Company and the Subsidiary Guarantors any such Officers’ Certificates, Opinions of Counsel or other documentation as it may reasonably request in connection with any such qualification of this Indenture under the Trust Indenture Act.

[Signatures on following page]

AV HOMES, INC.

By	/s/ Roger A. Cregg
Title: President and Chief Executive Officer

AVATAR PROPERTIES INC.

By	/s/ Roger A. Cregg
Title: Authorized Signatory

VITALIA AT TRADITION, LLC
By: Avatar Properties Inc., its sole member

By	/s/ Roger A. Cregg
Title: Authorized Signatory

AVH BETHPAGE, LLC
By: AVH Carolinas, LLC, its sole member
By: Avatar Properties Inc., its sole member

By	/s/ Roger A. Cregg
Title: Authorized Signatory

AVH CAROLINAS, LLC
By: Avatar Properties Inc., its sole member

By	/s/ Roger A. Cregg
Title: Authorized Signatory

AV HOMES OF ARIZONA, LLC By: JHC Group LLC, its sole member By: Avatar Properties Inc., its sole member

By	/s/ Roger A. Cregg
Title: Authorized Signatory

[Signature page to Indenture for 8.500% Senior Notes due 2019]

AVH EM, LLC
By: JHC Group LLC, its sole member
By: Avatar Properties Inc., its sole member

By	/s/ Roger A. Cregg
Title: Authorized Signatory

JCH GROUP LLC
By: Avatar Properties Inc., its sole member

By	/s/ Roger A. Cregg
Title: Authorized Signatory

ROYAL OAK HOMES, LLC
By: Avatar Properties Inc., its sole member

By	/s/ Roger A. Cregg
Title: Authorized Signatory

[Signature page to Indenture for 8.500% Senior Notes due 2019]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By	/s/ Lynn M. Steiner
Name: Lynn M. Steiner
Title: Vice President

[Signature page to Indenture for 8.500% Senior Notes due 2019]

APPENDIX A

PROVISIONS RELATING TO INITIAL NOTES,

ADDITIONAL NOTES AND EXCHANGE NOTES

Section 1.1 Definitions.

(a) Capitalized Terms.

Capitalized terms used but not defined in this Appendix A have the meanings given to them in this Indenture. The following capitalized terms have the following meanings:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depositary for such Global Note, Euroclear or Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Clearstream” means Clearstream Banking, Société Anonyme, or any successor securities clearing agency.

“Distribution Compliance Period,” with respect to any Note, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Note is first offered to persons other than distributors (as defined in Regulation S) in reliance on Regulation S, notice of which day shall be promptly given by the Company to the Trustee, and (b) the date of issuance with respect to such Note or any predecessor of such Note.

“Euroclear” means Euroclear Bank S.A./N.Y., as operator of Euroclear systems Clearance System or any successor securities clearing agency.

“IAI” means an institution that is an “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act and is not a QIB.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Unrestricted Global Note” means any Note in global form that does not bear or is not required to bear the Restricted Notes Legend.

“U.S. person” means a “U.S. person” as defined in Regulation S.

(b) Other Definitions.

Term:	Defined in Section:
“Agent Members”	2.1(c)
“Definitive Notes Legend”	2.2(e)
“ERISA Legend”	2.2(e)
“Global Note”	2.1(b)

Term:	Defined in Section:
“Global Notes Legend”	2.2(e)
“IAI Global Note”	2.1(b)
“Regulation S Global Note”	2.1(b)
“Regulation S Notes”	2.1(a)
“Restricted Notes Legend”	2.2(e)
“Rule 144A Global Note”	2.1(b)
“Rule 144A Notes”	2.1(a)

Section 2.1 Form and Dating

(a) The Initial Notes issued on the date hereof shall be (i) offered and sold by the Company to the initial purchasers thereof and (ii) resold, initially only to (1) QIBs in reliance on Rule 144A (“Rule 144A Notes”) and (2) Persons other than U.S. persons in reliance on Regulation S (“Regulation S Notes”). Additional Notes may also be considered to be Rule 144A Notes or Regulation S Notes, as applicable.

(b) Global Notes. Rule 144A Notes shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form, numbered RA-1 upward (collectively, the “Rule 144A Global Note”) and Regulation S Notes shall be issued initially in the form of one or more global Notes, numbered RS-1 upward (collectively, the “Regulation S Global Note”), in each case without interest coupons and bearing the Global Notes Legend and Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Note Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as provided in this Indenture. One or more global Notes in definitive, fully registered form without interest coupons and bearing the Global Notes Legend and the Restricted Notes Legend, numbered RIAI-1 upward (collectively, the “IAI Global Note”) shall also be issued on the Issue Date deposited with the Note Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as provided in this Indenture to accommodate transfers of beneficial interests in the Notes to IAIs subsequent to the initial distribution. The Rule 144A Global Note, the IAI Global Note, the Regulation S Global Note and any Unrestricted Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.” Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 of this Indenture and Section 2.2(c) of this Appendix A.

(c) Book-Entry Provisions. This Section 2.1(c) shall apply only to a Global Note deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(c) and Section 2.02 of this Indenture and pursuant to an Authentication Order, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary for such

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Global Note or Global Notes or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Note Custodian.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Note Custodian or under such Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d) Definitive Notes. Except as provided in Section 2.2 or Section 2.3 of this Appendix A, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

Section 2.2 Transfer and Exchange.

(a) Transfer and Exchange of Definitive Notes for Definitive Notes. When Definitive Notes are presented to the Registrar with a request:

(i) to register the transfer of such Definitive Notes; or

(ii) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(1) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and

(2) in the case of Transfer Restricted Notes, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to Section 2.2(b) of this Appendix A or otherwise in accordance with the Restricted Notes Legend, and are accompanied by a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto.

(b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, together with:

(i) a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto; and

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(ii) written instructions directing the Trustee to make, or to direct the Note Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, the Trustee shall cancel such Definitive Note and cause, or direct the Note Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Note Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If the applicable Global Note is not then outstanding, the Company shall issue and the Trustee shall authenticate, upon an Authentication Order, a new applicable Global Note in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes.

(i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth in Section 2.2(d) of this Appendix A, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note, or another Global Note and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.3 of this Appendix A), a Global Note may not be transferred except as a whole and not in part if the transfer is by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(d) Restrictions on Transfer of Global Notes; Voluntary Exchange of Interests in Transfer Restricted Global Notes for Interests in Unrestricted Global Notes.

(i) Transfers by an owner of a beneficial interest in a Rule 144A Global Note or an IAI Global Note to a transferee who takes delivery of such interest through another Transfer Restricted Global Note shall be made in accordance with the Applicable Procedures and the Restricted Notes Legend and only upon receipt by the Trustee of a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto. In addition, in the case of a transfer of a beneficial interest in either a Regulation S Global Note or a Rule 144A Global Note for an interest in an IAI Global Note, the transferee must furnish a signed letter substantially in the form of Exhibit B to the Trustee.

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(ii) During the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures, the Restricted Notes Legend on such Regulation S Global Note and any applicable securities laws of any state of the United States. Prior to the expiration of the Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through a Rule 144A Global Note or an IAI Global Note shall be made only in accordance with the Applicable Procedures and the Restricted Notes Legend and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers. Such written certification shall no longer be required after the expiration of the Distribution Compliance Period. Upon the expiration of the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of this Indenture.

(iii) Upon the expiration of the Distribution Compliance Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in an Unrestricted Global Note upon certification in the form provided on the reverse side of the Form of Note in Exhibit A for an exchange from a Regulation S Global Note to an Unrestricted Global Note.

(iv) Beneficial interests in a Transfer Restricted Note that is a Rule 144A Global Note or an IAI Global Note may be exchanged for beneficial interests in an Unrestricted Global Note if the Holder certifies in writing to the Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Form of Note in Exhibit A) and/or upon delivery of such legal opinions, certifications and other information as the Company or the Trustee may reasonably request.

(v) If no Unrestricted Global Note is outstanding at the time of a transfer contemplated by the preceding clauses (iii) and (iv), the Company shall issue and the Trustee shall authenticate, upon an Authentication Order, a new Unrestricted Global Note in the appropriate principal amount.

(e) Legends.

(i) Except as permitted by Section 2.2(d), this Section 2.2(e) and Section 2.2(i) of this Appendix A, each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only) (“Restricted Notes Legend”):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY

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ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S UNDER THE SECURITIES ACT) IN RELIANCE ON REGULATION S], ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OF AT LEAST $250,000 OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

Each Definitive Note shall bear the following additional legend (“Definitive Notes Legend”):

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Each Global Note shall bear the following additional legend (“Global Notes Legend”):

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UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

Each Note shall bear the following additional legend (“ERISA Legend”):

BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

(ii) Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the Restricted Notes Legend and the Definitive Notes Legend and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Form of Note in Exhibit A) and provides such legal opinions, certifications and other information as the Company or the Trustee may reasonably request.

(iii) After a transfer of any Initial Notes or Additional Notes during the period of the effectiveness of a Shelf Registration Statement with respect to such Initial Notes or Additional Notes, as the case may be, all requirements pertaining to the Restricted Notes Legend on such Initial Notes or

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Additional Notes shall cease to apply, and the requirements that any such Initial Notes or Additional Notes be issued in global form shall continue to apply.

(iv) Upon the consummation of an Exchange Offer with respect to the Initial Notes or Additional Notes pursuant to which Holders of such Initial Notes or Additional Notes are offered Exchange Notes in exchange for their Initial Notes or Additional Notes, all requirements pertaining to Initial Notes or Additional Notes that Initial Notes or Additional Notes be issued in global form shall continue to apply, and Exchange Notes in global form without the Restricted Notes Legend shall be available to Holders that exchange such Initial Notes or Additional Notes in such Exchange Offer.

(v) Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(f) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Registrar (if it is then the Note Custodian for such Global Note) with respect to such Global Note, by the Registrar or the Note Custodian, to reflect such reduction.

(g) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be imposed in connection with any registration of transfer or exchange (other than pursuant to Section 2.07), but the Company may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchanges pursuant to Sections 2.10, 3.06, 4.14, 4.15 and 9.05 of this Indenture).

(iii) Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(v) In order to effect any transfer or exchange of an interest in any Transfer Restricted Note for an interest in a Note that does not bear the Restricted Notes Legend and has not been registered under the Securities Act, if the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel, in form reasonably acceptable to the Company to the effect that no registration under the Securities Act is required in respect of such exchange or transfer or the re-sale of such interest by the beneficial holder thereof, shall be required to be delivered to the Registrar and the Trustee.

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(h) No Obligation of the Trustee.

(i) The Trustee and Agents shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(i) Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 of this Indenture, the Trustee shall authenticate (i) one or more Global Notes without the Restricted Notes Legend in an aggregate principal amount equal to the principal amounts of the beneficial interests in the Global Notes tendered for acceptance by Persons that provide in the applicable letters of transmittal such certifications as are required by the Registration Rights Agreement and applicable law, and accepted for exchange in the Exchange Offer and (ii) Definitive Notes without the Restricted Notes Legend in an aggregate principal amount equal to the principal amount of the Definitive Notes tendered for acceptance by Persons that provide in the applicable letters of transmittal such certification as are required by the Registration Rights Agreement and applicable law, and accepted for exchange in the Exchange Offer. Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the applicable Global Notes with the Restricted Notes Legend to be reduced accordingly, and the Company shall execute and the Trustee shall authenticate and mail to the Persons designated by the Holders of the Definitive Notes so accepted Definitive Notes without the Restricted Notes Legend in the applicable principal amount. Any Notes that remain outstanding after the consummation of the Exchange Offer, and Exchange Notes issued in connection with the Exchange Offer, shall be treated as a single class of securities under this Indenture.

Section 2.3 Definitive Notes.

(a) A Global Note deposited with the Depositary or with the Trustee as Note Custodian pursuant to Section 2.1 or issued in connection with an Exchange Offer may be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.2 of this Appendix A and (i) the Depositary notifies the Company that it is unwilling or unable to continue as a Depositary for such Global Note or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in each case, a successor depositary is not

A-9

appointed by the Company within 90 days of such notice or after the Company becomes aware of such cessation, (ii) the Company, at its option, notifies the Trustee that it elects to cause the issuance of Definitive Notes and any participant in the Depositary requests a Definitive Note in accordance with the Applicable Procedures or (iii) an Event of Default has occurred and is continuing and the Registrar has received a request from the Depositary. In addition, any Affiliate of the Company or any Subsidiary Guarantor that is a beneficial owner of all or part of a Global Note may have such Affiliate’s beneficial interest transferred to such Affiliate in the form of a Definitive Note by providing a written request to the Company and the Trustee and such Opinions of Counsel, certificates or other information as may be required by this Indenture or the Company or Trustee.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.3 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.3 shall be executed, authenticated and delivered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct. Any Definitive Note delivered in exchange for an interest in a Global Note that is a Transfer Restricted Note shall, except as otherwise provided by Section 2.2(e) of this Appendix A, bear the Restricted Notes Legend.

(c) The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d) In the event of the occurrence of any of the events specified in Section 2.3(a) of this Appendix A, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

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EXHIBIT A

[FORM OF FACE OF NOTE]

[Insert the Restricted Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Global Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Definitive Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the ERISA Legend, if applicable, pursuant to the provisions of the Indenture.]

CUSIP [            ]

ISIN [            ]1

[RULE 144A][REGULATION S][IAI][GLOBAL] NOTE

8.500% Senior Notes due 2019

No. [RA-    ] [RS-    ] [RIAI-    ] [U-    ]

[$            ]

[, as revised by the

Schedule of Exchanges of Interests

in the Global Note attached hereto]2

AV HOMES, INC.

promises to pay to [CEDE & CO.]3 [            ] or registered assigns the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of $            (            Dollars)] on July 1, 2019.

Interest Payment Dates: January 1 and July 1

Record Dates: December 15 and June 15

[1]	Rule 144A Note CUSIP: 00234P AC6

Rule 144A Note ISIN: US00234PAC68

Regulation S Note CUSIP: U0536W AA7

Regulation S Note ISIN: USU0536WAA72

IAI Note CUSIP: 00234P AD4

IAI Note ISIN: US00234PAD42

[2]	Include in Global Notes.
[3]	Include in Global Notes.

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed.

Dated:

AV HOMES, INC.

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated:

[Reverse Side of Note]

8.500% Senior Notes due 2019

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. AV Homes, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 8.500% per annum until but excluding maturity and shall pay Additional Interest, if any, payable pursuant to the Registration Rights Agreement referred to below. The Company shall pay interest semi-annually in arrears on January 1 and July 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including June 30, 2014; provided that the first Interest Payment Date shall be January 1, 2015. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. METHOD OF PAYMENT. The Company shall pay interest on the Notes to the Persons who are registered holders of Notes at the close of business on the December 15 or June 15 (whether or not a Business Day), as the case may be, immediately preceding the related Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Principal, premium, if any, and interest on the Notes shall be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest and premium, if any, may be made by check mailed to the Holders at their respective addresses set forth in the Note Register; provided that payment by wire transfer of immediately available funds shall be required with respect to principal, premium, if any, and interest on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent at least five Business Days prior to the applicable payment date. Such payment shall be in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. Initially, Wilmington Trust, National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to the Holders. The Company or any of its Restricted Subsidiaries may act in any such capacity.

4. INDENTURE. The Company issued the Notes under an Indenture, dated as of June 30, 2014 (as amended or supplemented from time to time, the “Indenture”), among Wilmington Trust, National Association, AV Homes, Inc. the Subsidiary Guarantors named therein and the Trustee. This Note is one of a duly authorized issue of notes of the Company designated as its 8.500% Senior Notes due 2019. The Company shall be entitled to issue Additional Notes pursuant to Section 2.01 and 4.09 of the Indenture. The Notes and any Additional Notes issued under the Indenture shall be treated as a single class of securities under the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. Any term used in this Note that is defined in the Indenture shall have the meaning assigned to it in the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. REDEMPTION AND REPURCHASE. The Notes are subject to optional redemption, and may be the subject of an Offer to Purchase, as further described in the Indenture. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

6. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Holders shall be required to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered for repurchase in connection with a Change of Control Offer or Net Proceeds Offer, except for the unredeemed portion of any Note being redeemed or repurchased in part.

7. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

8. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Subsidiary Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

9. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Company, the Subsidiary Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

10. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

11. ADDITIONAL RIGHTS OF HOLDERS OF TRANSFER RESTRICTED NOTES. In addition to the rights provided to Holders under the Indenture, Holders of Transfer Restricted Notes shall have all the rights set forth in a Registration Rights Agreement, including the right to receive Additional Interest.

12. GOVERNING LAW. THIS NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

13. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture and the Registration Rights Agreement. Requests may be made to the Company at the following address:

c/o AV Homes, Inc.

8601 N. Scottsdale Road, Suite 225

Fax No.: (480) 948-0701

Email: m.burnett@avhomesinc.com

Attention: Michael S. Burnett, Executive Vice President and Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFERS OF TRANSFER RESTRICTED NOTES

This certificate relates to $             principal amount of Notes held in (check applicable space)              book-entry or              definitive form by the undersigned.

The undersigned (check one box below):

☐	has requested the Trustee by written order to deliver in exchange for its beneficial interest in a Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above) in accordance with the Indenture; or

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1) ☐	to the Company or subsidiary thereof; or

(2) ☐	to the Registrar for registration in the name of the Holder, without transfer; or

(3) ☐	pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); or

(4) ☐	to a Person that the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) that purchases for its own account or for the account of a qualified institutional buyer and to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A; or

(5) ☐	pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act (and if the transfer is being made prior to the expiration of the Distribution Compliance Period, the Notes shall be held immediately thereafter through Euroclear or Clearstream); or

(6) ☐	to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements; or

(7) ☐	pursuant to Rule 144 under the Securities Act; or

(8) ☐	pursuant to another available exemption from registration under the Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (5), (6), (7) or (8) is checked, the Company or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company or the Trustee has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Your Signature

Date:
Signature of Subsidiary Guarantor

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
NOTICE: To be executed byan executive officer Name: Title:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

TO BE COMPLETED IF THE HOLDER REQUIRES AN EXCHANGE FROM A REGULATION S GLOBAL NOTE TO AN UNRESTRICTED GLOBAL NOTE, PURSUANT TO SECTION 2.2(d)(iii) OF APPENDIX A TO THE INDENTURE

The undersigned represents and warrants that either:

☐	the undersigned is not a dealer (as defined in the Securities Act) and is a non-U.S. person (within the meaning of Regulation S under the Securities Act); or

☐	the undersigned is not a dealer (as defined in the Securities Act) and is a U.S. person (within the meaning of Regulation S under the Securities Act) who purchased interests in the Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements under the Securities Act; or

☐	the undersigned is a dealer (as defined in the Securities Act) and the interest of the undersigned in this Note does not constitute the whole or a part of an unsold allotment to or subscription by such dealer for the Notes.

Dated:
Your Signature

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.14 or Section 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.14            ☐ Section 4.15

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.14 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$	(integral multiples of $1,000, provided that the unpurchased portion must be in a minimum principal amount of $2,000)

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $            . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee, Depositary or Note Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF

TRANSFEREE LETTER OF REPRESENTATION

c/o AV Homes, Inc.

8601 N. Scottsdale Road, Suite 225

Fax No.: (480) 948-0701

Email: m.burnett@avhomesinc.com

Attention: Michael S. Burnett, Executive Vice President and Chief Financial Officer

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[            ] principal amount of the 8.500% Senior Notes due 2019 (the “Notes”) of AV Homes, Inc. (the “Company”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only in accordance with the Restricted Notes Legend (as such term is defined in the indenture under which the Notes were issued) on the Notes and any applicable securities laws of any state of the United States. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Company and the Trustee reserve the right prior to

B-1

the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes with respect to applicable transfers described in the Restricted Notes Legend to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Company and the Trustee.

TRANSFEREE:                                         ,

by:

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EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT SUBSIDIARY GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of [            ] [    ], 20[    ], among              (the “Guaranteeing Subsidiary”), a subsidiary of AV Homes, Inc., a Delaware corporation (the “Company”), and Wilmington Trust, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of the Company and the Subsidiary Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of June 30, 2014, providing for the issuance of an unlimited aggregate principal amount of 8.500% Senior Notes due 2019 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Guarantor. The Guaranteeing Subsidiary hereby agrees to be a Subsidiary Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Subsidiary Guarantors, including Article 10 thereof.

3. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4. Waiver of Jury Trial. EACH OF THE GUARANTEEING SUBSIDIARY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE SUBSIDIARY GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

C-1

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[NAME OF GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

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